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                                                                    EXHIBIT 99.1

             SUBJECT TO COMPLETION OR AMENDMENT, DATED JUNE 7, 2000

                             Information Statement

                    Central Garden & Pet Company's Spin-Off

                                       of

                        Central Garden Distribution Inc.

           Through a 100% Common Stock and Class B Stock Distribution

                                       to

                            Holders of Central Stock

   We are furnishing you with this Information Statement in connection with Central Garden & Pet Company's spin-off of 100% of the outstanding common stock and class B stock of Central Garden Distribution Inc. to holders of Central stock.

   Central will effect the spin-off by distributing all issued and outstanding Central Garden Distribution shares to the holders of record of Central shares. Central will spin off one share of Central Garden Distribution common stock for every ten shares of Central common stock and one share of Central Garden Distribution class B stock for every ten shares of Central class B stock held as of the close of business on July 10, 2000. The actual total number of Central Garden Distribution shares to be distributed will depend on the number of Central shares outstanding on that date.

   No vote of stockholders is required in connection with the spin-off. We are not soliciting proxies, and you are requested not to send us a proxy.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

   This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

                               ----------------

             The date of this information statement is     , 2000.
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                               TABLE OF CONTENTS

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                                                                          Page
                                                                          ----
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Summary..................................................................   1
Cautionary Statement.....................................................   7
The Spin-Off.............................................................   8
Certain Special Considerations...........................................  15
Business.................................................................  22
Selected Financial Data..................................................  29
Management's Discussion and Analysis.....................................  31
Dividend Policy..........................................................  35
Management...............................................................  36
Security Ownership by Certain Beneficial Owners, Directors and Executive
 Officers of Garden Distribution.........................................  41
Arrangements Between Central and Garden Distribution Relating to the
 Spin-Off................................................................  42
Description of Capital Stock.............................................  45
Liability and Indemnification of Officers and Directors of Garden
 Distribution............................................................  48
Where You Can Find More Information......................................  49
Index to Consolidated Financial Statements............................... F-1
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                                    SUMMARY

   This summary highlights selected information from this document, but does not contain all details concerning the spin-off or Central Garden Distribution Inc., including information that may be important to you. To better understand the spin-off and Central Garden Distribution Inc., you should carefully review this entire document.

   References to "we," "us," "our" or "Garden Distribution" mean Central Garden Distribution Inc. and its subsidiaries and divisions. References to "Central" mean Central Garden & Pet Company and its subsidiaries and divisions. References to "fiscal years" are to the fiscal years of Garden Distribution and Central, which end on the last Saturday of September. Certain market data used in this document reflect management estimates and independently-published market-share reports; while we believe such estimates and reports are reliable, no assurance can be given that they are accurate in all material respects.

Overview of Garden Distribution Business

   After the spin-off, Garden Distribution will be an independent national distributor of lawn and garden products with 21 distribution centers located throughout the United States. After giving effect to the spin-off, Garden Distribution had net sales of approximately $752.1 million in fiscal 1999. We anticipate that Garden Distribution's sales in the current fiscal year will be substantially lower. See "Certain Special Considerations--Risks Relating to the Operations of Garden Distribution's Business." Central will retain its proprietary branded lawn and garden and pet supply products businesses and pet supplies distribution business.

   The Central Board believes that the spin-off is in the best interest of Central's stockholders.

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Questions and Answers About the Spin-Off and Garden Distribution

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 Why is Central spinning off        . The spin-off should enhance the
 Garden Distribution?                 competitive position of Garden
                                      Distribution with suppliers who are
                                      competitors of the garden branded
                                      products business.

                                    . The spin-off should permit Central to
                                      pursue an offering of common stock or
                                      acquisitions using stock as
                                      consideration, free of the uncertainties of the business of Garden Distribution.

                                    . The spin-off should enhance each
                                      company's ability to attract and retain
                                      the best management personnel available
                                      for its portfolio of businesses.

                                    . Garden Distribution and its stockholders
                                      should benefit from the positive effects of a direct link between the incentive compensation arrangements for key employees and the performance of Garden Distribution common stock.

                                    . The spin-off should allow the management
                                      of each company to focus on the strategic objectives of each company.

                                    . The spin-off should enable each company
                                      to develop an operating structure and
                                      corporate culture appropriate to it
                                      without being encumbered by approaches
                                      and philosophies attributable to the
                                      different businesses operated by the
                                      other company.

                                    . The spin-off should enable each company
                                      to devote capital to the most effective
                                      use for that company, and the Garden
                                      Distribution business will not have to
                                      compete for resources within the Central group.

                                    . Following the spin-off, investors should
                                      be better able to assess the individual
                                      strengths of each company and more
                                      accurately evaluate its performance
                                      compared to companies in the same or
                                      similar businesses.

 What do I have to do to            . Nothing. No stockholder vote or other
 participate in the spin-off?         action is required. You do not need to
                                      surrender any shares of Central stock to receive shares of Garden Distribution common stock or class B stock in the spin-off.

 What will I receive in the spin-   . Central will distribute one share of
 off?                                 Garden Distribution common stock for
                                      every ten shares of Central common stock
                                      and one share of Garden Distribution
                                      class B stock for every ten shares of
                                      Central class B stock owned as of July
                                      10, 2000. For example, if you own 100
                                      shares of Central common stock and
                                      50 shares of Central class B stock, you
                                      will receive 10 shares of Garden
                                      Distribution common stock and 5 shares of
                                      Garden Distribution class B stock. You
                                      will continue to own your Central stock.
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 How will Central distribute        . If you are a holder of record of Central
 Garden Distribution stock to me?     common stock or class B stock on the
                                      record date, the distribution agent will mail certificates for your shares of Garden Distribution common stock or class
                                      B stock, as the case may be, on or about
                                      July 31, 2000.

                                    . You will not receive new Central stock
                                      certificates.

 What is the record date?           . The record date is July 10, 2000.

 What if I hold my shares of        . If you hold your shares of Central stock
 Central stock through my             through your stockbroker, bank or other
 stockbroker, bank or other           nominee, you are probably not a
 nominee?                             stockholder of record and your receipt of
                                      Garden Distribution common stock or class
                                      B stock depends on your arrangements with the nominee that holds your shares of Central stock for you. We anticipate that stockbrokers and banks generally will credit their customers' accounts with
                                      Garden Distribution common stock or class
                                      B stock on or about July 31, 2000, but
                                      you should check with your stockbroker,
                                      bank or other nominee.

 What about fractional shares?      . If you own fewer than ten shares of
                                      Central common stock or class B stock,
                                      you will receive cash instead of your
                                      fractional share of Garden Distribution
                                      common stock or class B stock. If you own ten or more shares of Central common stock or class B stock, you will receive physical certificates for all whole shares of Garden Distribution common stock or class B stock you should receive and cash instead of any fractional share interest. Fractional shares to be cashed out will be aggregated and sold by the distribution agent, which will distribute to you your portion of the cash proceeds promptly after the spin-off. No interest will be paid on any cash distributed in lieu of fractional shares.

 What is Garden Distribution's      . Garden Distribution currently anticipates
 dividend policy?                     that no cash dividends will be paid on
                                      Garden Distribution common stock in the
                                      foreseeable future to conserve cash for
                                      the repayment of debt, future
                                      acquisitions and capital expenditures.

 How will Garden Distribution       . We have applied to list Garden
 common stock trade?                  Distribution common stock on the Nasdaq
                                      National Market under the symbol "DISB"
                                      and expect that regular trading will
                                      begin on July 31, 2000. A temporary form
                                      of interim trading called "when-issued
                                      trading" may occur for Garden
                                      Distribution common stock on or before
                                      July 10, 2000 and continue through
                                      July 29, 2000. A when-issued listing can
                                      be identified by the "wi" letters next to
                                      Garden Distribution common stock on the
                                      Nasdaq National Market. If when-issued
                                      trading develops, you may buy Garden
                                      Distribution common stock in advance of
                                      the July 29, 2000 spin-off. You may also
                                      sell Garden Distribution common stock in
                                      advance of such date on a when-issued
                                      basis. When-issued trading occurs to
                                      develop an orderly market and trading
                                      price for Garden Distribution common
                                      stock after the spin-off. See pages 12
                                      and 13.
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                                    . Our ability to continue to list Garden
                                      Distribution common stock on the Nasdaq
                                      National Market will depend on a number
                                      of factors including our net tangible
                                      assets, the number and market value of
                                      the shares held by the public and the
                                      trading price of Garden Distribution
                                      common stock. It is possible that, in the future, we may not satisfy all of these continued listing standards and, accordingly, Garden Distribution common stock could be delisted on the Nasdaq
                                      National Market. If Garden Distribution
                                      common stock fails to continue to be
                                      listed on the Nasdaq National Market,
                                      then trading of Garden Distribution
                                      common stock would likely not be very
                                      liquid and you may be unable to sell your Garden Distribution common stock when and at the price that you desire. In addition, we cannot assure you that an active trading market will develop in Garden Distribution common stock.

                                    . Central common stock will continue to
                                      trade on a regular basis and may also
                                      trade on a when-issued basis, reflecting an assumed post-spin-off value for Central common stock. Central common stock when-issued trading, if available, could last from on or before July 10, 2000 through July 29, 2000. If this occurs, an additional listing for Central common stock, followed by the "wi" letters, will appear on the Nasdaq National Market.

 Is the spin-off taxable for tax    . No. Central expects to receive an opinion
 purposes?                            of Orrick, Herrington & Sutcliffe LLP to
                                      the effect that the spin-off should be
                                      tax-free for U.S. tax purposes, except
                                      for taxes on any cash received instead of a fractional share. To review tax consequences in detail, see pages 10 to 12.

 What are the risks involved in     . The separation of Garden Distribution
 owning Garden Distribution common    from Central presents certain risks. For
 stock?                               example, Garden Distribution has no prior
                                      history of operating as an independent
                                      company, and there is no assurance that
                                      its operations on a standalone basis will
                                      be profitable. The expiration of the
                                      Solaris Agreement is expected to cause
                                      sharp decreases in Garden Distribution's
                                      sales and operating income. Garden
                                      Distribution depends on a small number of
                                      suppliers and customers for a significant
                                      portion of its sales. The largest of
                                      these customers, Scotts, altered its
                                      distribution systems for certain products
                                      in October 1999. As a result, the
                                      business likely to be taken over in
                                      fiscal year 2000 by Scotts is estimated
                                      to be approximately $200-250 million, and
                                      we cannot assure you that Scotts will
                                      continue to do business with us in the
                                      future. Although Central has agreed to
                                      indemnify Garden Distribution for Garden
                                      Distribution's liabilities to Scotts or
                                      Monsanto which could arise as a result of
                                      disputes arising from the Solaris
                                      Agreement, the existence of such disputes
                                      could jeopardize Garden Distribution's
                                      relationship with Scotts and cause Scotts
                                      to sharply reduce or terminate its
                                      business with Garden Distribution.
                                      Certain other risks are associated with
                                      owning Garden Distribution common stock
                                      due to the nature
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                                    of its business and the markets in which it
                                    competes. You are encouraged to carefully consider these risks, which are described in greater detail on pages 15 to 21.

 Will Central and Garden            . Central will not own any Garden
 Distribution be related in any       Distribution common stock or class B
 way after spin-off?                  stock after the spin-off. Except for
                                      William E. Brown, the Chairman and Chief
                                      Executive Officer of Central, who will
                                      serve as interim Chief Executive Officer of Garden Distribution and Robert B.
                                      Jones, a Vice President of Central, who
                                      will serve as interim Chief Financial
                                      Officer of Garden Distribution, no
                                      director or executive officer of Central will serve on the Garden Distribution
                                      Board of Directors or as an executive
                                      officer of Garden Distribution, and no
                                      director or executive officer of Garden
                                      Distribution will serve on the Central
                                      Board of Directors or as an executive
                                      officer of Central. Central will,
                                      however, enter into agreements with
                                      Garden Distribution to allocate
                                      responsibility for liabilities (including tax, employee, product and other contingent liabilities associated with their respective businesses or otherwise to be assumed by Garden Distribution or Central), to separate their businesses, to license rights to use certain intellectual property, to provide for the treatment of employee benefit obligations and to provide for the sharing of certain physical facilities, services or products on a transitional basis. These agreements are described in greater detail on pages 42 to 44.

What We Are Doing to Prepare for the Spin-Off

 Board Appointments                 . The Central Board has appointed William
                                      E. Brown as interim Chairman of the Board of Garden Distribution. The Central Board has also appointed one additional director to the Garden Distribution Board. Prior to the spin-off, Garden Distribution will appoint three independent outside directors and an additional employee director. See page 38.

 Senior Management Appointments     . The Central Board has appointed William
                                      E. Brown as interim Chief Executive
                                      Officer of Garden Distribution and Robert
                                      B. Jones as interim Chief Financial
                                      Officer while a search is being conducted for a permanent Chief Executive Officer and a permanent Chief Financial Officer. Mr. Brown and Mr. Jones will be supported by a management group consisting principally of senior executives previously responsible for the Garden Distribution business.

 New Credit Facility                . Central is currently negotiating with an
                                      asset-based lender for a $60 million
                                      credit facility for Garden Distribution,
                                      which will be secured substantially by
                                      all of Garden Distribution's assets. We
                                      expect to use the available credit to
                                      reduce Central's net investment to $60
                                      million and for working capital and
                                      general corporate purposes.
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 Federal Income Tax Matters         . Central expects to receive an opinion of
                                      Orrick, Herrington & Sutcliffe LLP to the effect that the distribution generally should not be taxable for U.S. federal income tax purposes to Central and its stockholders. If you receive cash for a fractional share, you may have to pay some federal tax if any gain is recognized. See pages 10 to 12.
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Who Can Help Answer Your Questions

   Stockholders of Central with questions relating to the spin-off should contact:

                           Central Investor Relations
                          Central Garden & Pet Company
                             3697 Mt. Diablo Blvd.
                          Lafayette, California 94549
                                 (925) 283-4573

   The distribution agent for Garden Distribution common stock and class B stock in the spin-off and the transfer agent and registrar for Garden Distribution common stock after the spin-off is:

                    ChaseMellon Shareholder Services, L.L.C.
                               85 Challenger Road
                       Ridgefield Park, New Jersey 07660
                                 (800) 356-2017

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                              CAUTIONARY STATEMENT

   We caution you that this document contains disclosures which are forward-looking statements. All statements regarding Garden Distribution's or Central's expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities or existing products, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. These statements are included under the headings "Summary," "The Spin-Off--Reasons for the Spin-Off," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business" and other headings in this document. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements.

   Factors that could cause the actual results of Garden Distribution to differ from the expectations reflected in the forward-looking statements in this document include those set forth in "Certain Special Considerations," including those relating to our relationship with Scotts, as well as those risks relating to conducting operations in a competitive environment; acquisition activities (including uncertainties associated with the availability of financing to complete acquisitions); leverage and debt service requirements (including sensitivity to fluctuations in interest rates); general business and economic conditions; and the timing of restructuring and other cost savings initiatives following the spin-off. Factors that could cause the actual results of Central to differ from the expectations reflected in the forward-looking statements in this document include uncertainties associated with industry performance, general business and economic conditions, raw material and product pricing levels, the timing of restructuring and other cost savings initiatives, acquisition activities (including uncertainties associated with the availability of financing to complete acquisitions); leverage and debt service requirements (including sensitivity to fluctuations in interest rates) and the other factors discussed in Central's filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its 1999 Annual Report.

   Neither Garden Distribution nor Central has any intention of or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

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                                  THE SPIN-OFF

Reasons for the Spin-Off

   The Central Board has determined that the distribution (the "Spin-Off") of 100% of the outstanding common stock, $0.01 par value per share, of Garden Distribution ("Garden Distribution Common Stock") to owners of the common stock, $0.01 par value per share, of Central ("Central Common Stock") and 100% of the outstanding class B stock, $0.01 par value per share, of Garden Distribution ("Garden Distribution Class B Stock") to owners of the class B stock, $0.01 par value per share, of Central ("Central Class B Stock") will achieve a number of benefits for Central and Garden Distribution. The Central Board believes that the Spin-Off is in the best interest of stockholders.

   Central believes that the Spin-Off will result in the following specific benefits for the retained and distributed businesses:

  . Enhance Competitive Position. The Spin-Off should enhance the competitive position of Central's garden distribution business (the "Garden Distribution Business") with suppliers to the distribution business who are competitors of the garden branded products business. For many years, the largest supplier to the Garden Distribution Business was Solaris, which until January 1999 was a division of Monsanto. From 1995 until 1999, Central had a strategic alliance agreement with Solaris, pursuant to which it served as the exclusive distributor of Solaris products. In January 1999, Monsanto sold its Solaris lawn and garden business exclusive of its Roundup herbicide products for residential use to The Scotts Company ("Scotts"). As a result, Scotts became Central's largest supplier and, in connection with its direct sales, a substantial customer of Central's services. In February 1998, Central acquired Pennington Seed, Inc., whose business includes the manufacture of fertilizers, lawn and garden chemicals and grass seed, all of which compete directly with products manufactured by Scotts. Central and Scotts engaged in active discussions to develop a long-term strategic alliance to replace the existing Solaris Agreement, which agreement terminated on September 30, 1999. These negotiations failed, and, beginning in October 1999, Scotts began to distribute Ortho and Roundup products through a system that involves a combination of distributors, including Central, as well as through direct sales by Scotts to certain major retailers. As a result, the Garden Distribution Business estimates that in the current fiscal year, it will lose at least $200 million in annual sales. A critical immediate strategic need of the Garden Distribution Business is to replace as much of the lost sales volume as possible. Other prospective strategic partners for the Garden Distribution Business similarly have indicated to Central that they will not enter into a strategic alliance with a company that is a major competitor to them. Development of a major strategic alliance with other major manufacturers of lawn and garden products is a matter of the highest priority for Central. Central believes that the only way to achieve this objective without seriously damaging its garden products business is to separate the Garden Distribution Business into an independent company.

  . Facilitate Stock Offerings or Acquisitions for Stock. Central believes that growth through acquisitions is an important ingredient of its future success. Such acquisitions and growth would be financed in part through the issuance of capital stock. It is expected that the Spin-Off will increase the availability and decrease the cost of raising capital for Central. Central's management believes that the spin-off should permit Central to pursue an offering of common stock or acquisitions using stock as consideration, free of the uncertainties of the business of Garden Distribution.

  . Key Personnel. The Spin-Off should enhance each company's ability to attract, incentivize and retain the best management personnel available for its portfolio of businesses. Following the Spin-Off, Garden Distribution will be able to more closely tie compensation incentives for its key employees to the performance of Garden Distribution Common Stock, and the value of Garden Distribution Common Stock will more closely correspond to the performance of the employees of Garden Distribution. Garden Distribution and its stockholders should benefit from the positive effects of a direct link between the incentive compensation arrangements for key employees and the performance of Garden Distribution Common Stock.

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  .  Appropriate Management Focus. Currently, Central's senior management spends a disproportionate amount of time addressing issues relating to the Garden Distribution Business. As a consequence, Central management is distracted from devoting full attention to its branded products businesses, which have higher operating profit margins and significant potential for worldwide growth. The Spin-Off should allow Central's management to focus their efforts exclusively on these operations. At the same time, the management of Garden Distribution will be able to devote its energies to the development of the Garden Distribution Business and the pursuit of Garden Distribution's strategic objectives, including acquisitions that previously have not met Central's acquisition criteria.

  . Operating Structure. The Spin-Off will enable each company to develop an operating structure and corporate culture appropriate to it without being encumbered by approaches and philosophies attributable to the different businesses operated by the other company.

  . Capital Allocation. The Spin-Off will enable each company to devote capital to the most effective use for that company, and the Garden Distribution Business will not have to compete for resources within the Central group.

  . Profile with Investors. Following the Spin-Off, investors will be able to assess the individual strengths of each company and more accurately evaluate its performance compared to companies in the same or similar businesses. Further, investors will be able to more easily determine whether each company has a management focus and approach to operations and products suitable for achieving its strategic objectives.

Manner of Effecting the Spin-Off

   Central will effect the Spin-Off on July 29, 2000 (the "Distribution Date") by delivering all of the issued and outstanding shares of Garden Distribution Common Stock and Garden Distribution Class B Stock to ChaseMellon Shareholder Services, L.L.C., as the distribution agent (the "Distribution Agent") for distribution to the holders of record of Central Common Stock and Central Class B Stock, respectively, as of the close of business on July 10, 2000. The Spin-Off will be made on the basis of one share of Garden Distribution Common Stock for every ten shares of Central Common Stock and one share of Garden Distribution Class B Stock for every ten shares of Central Class B Stock (the "Distribution Ratio") held as of the close of business on July 10, 2000. Certificates for Garden Distribution Common Stock and Class B Stock will be mailed to record stockholders on or about July 31, 2000. Stockholders that hold their shares through brokerage and "street name" accounts should expect to receive an account statement from their brokerage firm reflecting the number of shares of Garden Distribution Common Stock and Class B Stock received by such stockholder in the Spin-Off.

   If a stockholder owns fewer than ten shares of Central Common Stock or Central Class B Stock and therefore is entitled to receive less than one whole share of Garden Distribution Common Stock or Central Class B Stock, such stockholder will receive cash instead of a fractional share of Garden Distribution Common Stock or Garden Distribution Class B Stock. The Distribution Agent will, promptly after the Distribution Date, aggregate all such fractional share interests in Garden Distribution Common Stock and Garden Distribution Class B Stock with those of other similarly situated stockholders and sell such fractional share interests in Garden Distribution Common Stock and Garden Distribution Class B Stock at then-prevailing prices. The Distribution Agent will distribute the cash proceeds to stockholders entitled to such proceeds pro rata based upon their fractional interests in Garden Distribution Common Stock or Garden Distribution Class B Stock. No interest will be paid on any cash distributed in lieu of fractional shares. See "Tax Consequences of the Spin-Off."

   No owner of Central Common Stock or Central Class B Stock will be required to pay any cash or other consideration for shares of Garden Distribution Common Stock or Garden Distribution Class B Stock received in the Spin-Off or to surrender or exchange any shares of Central Common Stock or Central Class B Stock to receive shares of Garden Distribution Common Stock or Garden Distribution Class B Stock. The actual total

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number of shares of Garden Distribution Common Stock and Garden Distribution
Class B Stock to be distributed will depend on the number of shares of Central Common Stock and Class B Stock outstanding on July 10, 2000. All of such shares will be fully paid, nonassessable and free of preemptive rights. See "Description of Capital Stock."

Results of the Spin-Off

   After the Spin-Off, Garden Distribution will be a separate public company. The number and identity of stockholders of Garden Distribution immediately after the Spin-Off will be the same as the number and identity of stockholders of Central on July 10, 2000. Immediately after the Spin-Off, Garden Distribution expects to have approximately 160 holders of record of Garden Distribution Common Stock and approximately 1,691,447 shares of Garden Distribution Common Stock outstanding and approximately 6 holders of record of Garden Distribution Class B Stock and approximately 165,796 shares of Garden Distribution Class B Stock outstanding, based on the number of record stockholders and issued and outstanding shares of Central Common Stock and Central Class B Stock as of the close of business on March 25, 2000 and the Distribution Ratio. The actual number of shares of Garden Distribution Common Stock and Garden Distribution Class B Stock to be distributed will be determined as of July 10, 2000 and could be affected by, among other things, the exercise of Central stock options, which as of March 25, 2000 could have been exercised for approximately 795,500 shares of Central Common Stock. The Spin-Off will not affect the number of outstanding shares of Central Common Stock or Central Class B Stock or the rights of Central stockholders.

Tax Consequences of the Spin-Off

   The following is a summary description of the material U.S. tax consequences associated with the Spin-Off, and is not intended to address every stockholder's tax consequences. In particular, this summary description does not cover state, local, municipal, or non-U.S. tax consequences. Stockholders are strongly encouraged to consult their own tax advisors concerning the tax consequences of the Spin-Off applicable to them.

   Orrick, Herrington & Sutcliffe LLP ("Tax Counsel") expects to deliver an opinion (the "Tax Opinion") at the time of the Spin-Off stating that for U.S. federal income tax purposes the Spin-Off should qualify as a tax-free spin-off under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. Central will not complete the Spin-Off unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy at the time of the Spin-Off of factual representations made by Central and Garden Distribution and certain other information, data, documentation and other materials that Tax Counsel has deemed necessary.

   The Tax Opinion will represent Tax Counsel's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Spin-Off.

   Assuming the Spin-Off qualifies as a tax-free spin-off under Section 355 and is not taxable under Section 355(e), no gain or loss for U.S. federal income tax purposes will be recognized by Central, and no gain or loss will be recognized by you as a holder of Central Common Stock or Class B Stock (except with respect to cash received in lieu of fractional shares), as a result of the Spin-Off.

   As noted above, the Tax Opinion is not binding on the IRS or the courts. You should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Spin-Off. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.

   Business Purpose. In order for the Spin-Off to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. Central will represent that the Spin-Off was motivated, in whole or substantial part, to enhance the competitive position of Garden Distribution with suppliers who are competitors of the garden branded products business; to permit Central to pursue an offering of common stock or acquisitions using stock as consideration, free of the uncertainties of the business of Garden Distribution; to enhance each company's ability to attract and retain the best management personnel available for its portfolio of businesses; to provide a direct link between the incentive compensation arrangements for key employees and the performance of Garden Distribution common stock; to allow the management of each company to focus on the strategic objectives of each company; to enable each company to develop an operating structure and corporate culture appropriate to it without being encumbered by approaches and philosophies attributable to the different businesses operated by the other company; and to enable each company to devote capital to the most effective use for that company, such that the Garden Distribution business will not have to compete for resources within the Central group. Based on these representations and certain other information, Tax Counsel expects to deliver an opinion at the time of the Spin-Off that the Spin-Off should satisfy the business purpose requirement. Similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355. However, because of the inherently subjective nature of the business purpose requirement and because the IRS may challenge the representations upon which Tax Counsel relies, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.

   Active Trade Or Business. In order for the distribution of the stock of Garden Distribution to qualify as a tax-free spin-off under Section 355, Garden Distribution, Garden Products and Pet Products each must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Spin-Off, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized and Central must hold no material assets other than stock of Garden Distribution, Garden Products and Pet Products. Whether current and historical business activity constitutes an active trade or business turns on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of Central and Garden Distribution, Tax Counsel expects to deliver an opinion at the time of the Spin-Off that the Spin-Off should satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement and because the IRS may challenge the representations upon which Tax Counsel relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.

   Absence of a Device for Distribution of Earnings and Profits. The Spin-Off will not qualify as a tax-free spin-off under Section 355 if the Spin-Off was used principally as a device for the distribution of the earnings and profits of Central or Garden Distribution. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of Central and Garden Distribution, Tax Counsel expects to deliver an opinion at the time of the Spin-Off that the Spin-Off should not be a transaction used principally as a device for the distribution of earnings and profits of either Central or Garden Distribution. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors) and because the IRS may challenge the representations upon which Tax Counsel relies, there can be no assurance that the IRS will not assert that Spin-Off is a transaction used principally as a device for the distribution of earnings and profits.

   If the Spin-Off fails to qualify as a tax-free spin-off under Section 355, Central will recognize gain equal to the difference between the fair market value of the Garden Distribution Common Stock and Class B Stock and Central's adjusted tax basis in the Garden Distribution Common Stock and Class B Stock, respectively. In addition, you will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the Garden Distribution Common Stock and Class B Stock that you receive in the Spin-Off. Central believes that if it were to recognize gain on the Spin-Off, such gain would likely not be substantial.

   Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Based on the representations of Central and Garden Distribution, and the assumption that the Spin-Off is not part of a plan that is outside the knowledge of Central and Garden Distribution pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of Central or Garden Distribution, Tax Counsel expects to deliver an opinion at the time of the Spin-Off that the Spin-Off will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that the Spin-Off is taxable under Section 355(e).

   If the Spin-Off is taxable under Section 355(e), Central will recognize gain equal to the difference, if any, between the fair market value of the Garden Distribution Common Stock and Class B Stock and Central' adjusted tax basis in the Garden Distribution Common Stock and Class B Stock, respectively. However, no gain or loss will be recognized by you as a holder of Central Common Stock or Class B Stock (except with respect to cash received in lieu of fractional shares). Central believes that if it were to recognize gain on the Spin-Off, such gain would likely not be substantial.

   Central and Garden Distribution will enter into an agreement to allocate responsibility for the possible tax burden to Central (the "Tax Sharing and Indemnification Agreement"). However, Central and Garden Distribution have not agreed to indemnify you for any taxes resulting from the failure of the Spin-Off to qualify for tax-free treatment under the Code. The Tax Sharing and Indemnification Agreement will provide that Garden Distribution and its subsidiaries will jointly and severally indemnify Central for any losses associated with taxes related to the Spin-Off if they result from certain actions taken by or failures to act by, or the acquisition of, Garden Distribution. You should consult your tax adviser about the tax consequences of the Spin-Off.

   In connection with the Spin-Off, a stockholder's tax basis in Central Common Stock will be apportioned between Central Common Stock and Garden Distribution Common Stock received in the Spin-Off in accordance with the relative fair market values of such shares at the time of the Spin-Off. A stockholder's tax basis in Central Class B Stock will be apportioned between Central Class B Stock and Garden Distribution Class B Stock received in the Spin-Off in accordance with the relative fair market values of such shares at the time of the Spin-Off. In August 2000, Central will send a letter to stockholders that will explain the way to allocate tax basis between Central Common Stock and Garden Distribution Common Stock distributed in the Spin-Off and between Central Class B Stock and Garden Distribution Class B Stock distributed in the Spin-Off. The holding period of the Garden Distribution Common Stock or Garden Distribution Class B Stock received in the Spin-Off will include the holding period of the Central stock with respect to which the Garden Distribution Common Stock or Garden Distribution Class B Stock will be distributed, provided the Central stock is held as a capital asset on July 29, 2000.

Listing and Trading of Garden Distribution Common Stock

   There is not currently a public market for the Garden Distribution Common Stock or Garden Distribution Class B Stock. We have applied to list the Garden Distribution Common Stock on the Nasdaq National Market, and we expect that a when-issued trading market for Garden Distribution Common Stock may develop on or before July 10, 2000. The Garden Distribution Class B Stock will not be listed.

   The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the Garden Distribution Common Stock may trade on a when-issued basis cannot be predicted. Until the Garden Distribution Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly and may be lower or higher than the price that would be expected for a fully- distributed issue.

   The prices at which the Garden Distribution Common Stock will trade following the Spin-Off will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for Garden Distribution Common Stock, investor perceptions of Garden Distribution and its businesses, Garden Distribution's results, and general economic and market conditions.

   Prior to the Spin-Off, Central Common Stock will continue to trade on a regular basis and may also trade on a when-issued basis, reflecting an assumed post- Spin-Off value for Central Stock. Central Common Stock when-issued trading, if available, could last from on or before July 10, 2000 through July 29, 2000. If Central Common Stock when-issued trading is not available, the Nasdaq National Market will require that shares of Central Common Stock that are sold or purchased during the period beginning on July 10, 2000 and ending on July 29, 2000 be accompanied by due bills representing the Garden Distribution Common Stock distributable with respect to such shares and that during such period neither the Central Common Stock nor the due bills may be purchased or sold separately.

   Our ability to continue to list Garden Distribution Common Stock on the Nasdaq National Market will depend on a number of factors including our net tangible assets, the number and market value of the shares held by the public and the trading price of Garden Distribution Common Stock. It is possible that, in the future, we may not satisfy all of these continued listing standards and, accordingly, Garden Distribution Common Stock could be delisted on the Nasdaq National Market. If Garden Distribution Common Stock fails to continue to be listed on the Nasdaq National Market, then trading of Garden Distribution Common Stock would likely not be very liquid and you may be unable to sell your Garden Distribution Common Stock when and at the price that you desire. In addition, we cannot assure you that an active trading market will develop in Garden Distribution Common Stock.

   The Transfer Agent and Registrar for the Garden Distribution Common Stock and Garden Distribution Class B Stock will be ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Ridgefield Park, New Jersey 07660. As of March 25, 2000, there were approximately 160 record holders of Central Common Stock, which number approximates the number of prospective record holders of Garden Distribution Common Stock immediately after the Spin- Off.

   Garden Distribution Common Stock distributed in the Spin-Off generally will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for securities received by persons who may be deemed to be affiliates of Garden Distribution pursuant to Rule 405 under the Securities Act. Persons who may be deemed to be affiliates of Garden Distribution after the Spin-Off generally include individuals or entities that control, are controlled by, or are under common control with Garden Distribution, including directors of Garden Distribution. Persons who are affiliates of Garden Distribution will be permitted to sell their shares of Garden Distribution Common Stock received in the Spin-Off pursuant to Rule 144 under the Securities Act but without regard to its holding period requirements.

Conditions; Termination

   It is expected that the Spin-Off will occur on July 29, 2000, provided that certain conditions set forth in the Separation and Distribution Agreement that Central and Garden Distribution will enter into prior to the Spin-Off (the "Distribution Agreement") shall have been satisfied or waived by the Central Board. These include, among other customary conditions, the following:

  . The receipt of a legal opinion from Orrick, Herrington & Sutcliffe LLP that for federal income tax purposes the Spin-Off should qualify as a tax-free spin-off under Section 355(e) and that no gain or loss should be recognized by Central or its stockholders upon the spin-off.

  . All material regulatory approvals necessary to consummate the Spin-Off shall have been received and be in full force and effect.

  . The Garden Distribution Common Stock shall have been accepted for listing on the Nasdaq National Market, subject to official notice of issuance.

  . The Garden Distribution Board of Directors, as named under "Management-Directors," shall have been elected, and Garden Distribution's Certificate of Incorporation and Bylaws (the "Garden Distribution Charter" and the "Garden Distribution Bylaws," respectively) shall be in effect.

   Satisfaction of such conditions will not create any obligation on the part of Central, Garden Distribution or any other person to effect or seek to effect the Spin-Off or alter the consequences of any termination of the Distribution Agreement from those set forth in the Distribution Agreement. See "Arrangements Between Central and Garden Distribution Relating to the Spin-Off-Distribution Agreement."

                         CERTAIN SPECIAL CONSIDERATIONS

Risks Relating to the Spin-Off

 We do not have an operating history as an independent company.

   We do not have an operating history as an independent company. Our business has historically relied on Central for various financial, managerial and administrative services and has been able to benefit from the earnings, assets and cash flows of Central's other businesses. Central will not be obligated to provide assistance or services to Garden Distribution after the Spin-Off, except as described in the Distribution Agreement, the Transition Services Agreement and the other agreements entered into by the companies in connection with the Spin-Off. See "Arrangements Between Central and Garden Distribution Relating to the Spin-Off."

   The Spin-Off may result in dislocation to the business operations, as well as to the organization and personnel structure, of Garden Distribution. Following the Spin-Off, we will incur the costs and expenses associated with the management of a public company and may incur interest expense significantly in excess of that incurred historically. While we have been profitable as part of Central, there can be no assurance that, as a stand-alone company, our future profits will be comparable to historical combined results before the Spin-Off. This risk is compounded by other very significant risks discussed elsewhere herein. In light of these risks, we cannot assure you that we will be profitable in the current fiscal year or in any future year. Moreover, if we are unprofitable we may find it very difficult to obtain the financing which is necessary for the operation of our business.

 There are potential federal income tax liabilities associated with the Spin-
 Off.

   Orrick, Herrington & Sutcliffe LLP expects to deliver a tax opinion at the time of the Spin-Off stating that for U.S. federal income tax purposes the Spin-Off should qualify as tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be taxable under
Section 355(e) of the Code. Central will not complete the Spin-Off unless it receives the tax opinion. The tax opinion will be based on the accuracy as of the time of the Spin-Off of factual representations made by Central and Garden Distribution, and certain other information, data, documentation and other materials that Orrick, Herrington & Sutcliffe LLP has deemed necessary. See "Tax Consequences of the Spin-Off" on page 10.

   The tax opinion will represent Orrick, Herrington & Sutcliffe LLP's best judgment of how a court would rule. However, the tax opinion is not binding on the Internal Revenue Service ("IRS") or the courts. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the tax opinion.

   If the Spin-Off fails to qualify as a tax-free spin-off under Section 355, Central will recognize gain equal to the difference between the fair market value of the Garden Distribution Common Stock and Class B Stock and Central's adjusted tax basis in the Garden Distribution Common Stock and Class B Stock. In addition, you will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the Garden Distribution Common Stock and Class B Stock that you receive in the Spin-Off. Central believes that if it were to recognize gain on the Spin-Off, such gain would likely not be substantial. The corporate level tax, if any, would be payable by Central. We have agreed to indemnify Central for this and other tax liabilities if they result from certain actions taken by or failures to act by, or the acquisition of, Garden Distribution. See "Arrangements Between Central and Garden Distribution Relating to the Spin-Off--Tax Sharing and Indemnification Agreement." In addition, under the Code's consolidated return regulations, each member of Central's consolidated group (including Garden Distribution) is severally liable for these tax liabilities. If Garden Distribution is required to indemnify Central for these liabilities or otherwise is found liable to the IRS for such liabilities, the resulting obligation could exceed the net worth of Garden Distribution.

   If the Spin-Off is taxable under Section 355(e), but otherwise qualifies as a tax-free spin-off, Central will recognize gain equal to the difference between the fair market value of the Garden Distribution Common Stock and Class B Stock and Central's adjusted tax basis in the Garden Distribution Common Stock and Class B Stock. However, no gain or loss will be attributable to you as a holder of Central Common Stock or Class B Stock as the result of the Spin-Off being taxable under Section 355(e). Central believes that if it were to recognize gain on the Spin-Off, such gain would likely not be substantial.

 We may be unable to issue additional stock in some circumstances.

   Certain limitations under Section 355 of the Code may restrict Central's ability to issue capital stock after the Spin-Off. As described above on pages 10 to 12 under "Tax Consequences of the Spin-Off," these limitations will generally prevent Central from issuing capital stock to the extent the issuance is part of a plan, which includes the Spin-Off, pursuant to which one or more people or organizations acquire capital stock of Central that represents 50% or more of the voting power or 50% or more of the value of Central's capital stock. These limitation may restrict Central's ability to undertake transactions involving issuances of capital stock of Central that management otherwise believes would be beneficial.

 We will be unable to rely upon Central for funding, and our leverage may increase after the Spin-Off.

   In the past, our working capital needs have been satisfied under Central's corporate-wide cash management policies. Following the Spin-Off, however, Central will no longer provide funds to finance our operations. We believe that our cash flow from operations, together with availability under the credit facility referred to below, will be sufficient to satisfy our future working capital, capital expenditure and debt service requirements. However, we cannot assure you that this will prove to be the case.

   We are currently negotiating with an asset-based lender for a $60 million credit facility, which will be secured substantially by all our assets. We expect to use the available credit to reduce Central's net investment to $60 million and for working capital and general corporate purposes. The debt that Garden Distribution will incur under this credit facility before and shortly after the Spin-Off and the associated interest expense are not reflected in Garden Distribution's historical financial statements. Garden Distribution's debt will have important implications. We will need to generate a minimum level of cash flow from operations in order to meet required repayments of interest and principal under the credit facility. In addition, the credit facility will impose certain restrictions on the conduct of the Garden Distribution Business following the Spin-Off.

 There is no prior market for our stock and our stock price may be volatile resulting in potential litigation. If our business fails to perform, our common stock could be delisted from the Nasdaq National Market.

   There has been no prior trading market for Garden Distribution Common Stock, and it is impossible to predict, estimate or give assurances about what its price will be after the Spin-Off. Until the Garden Distribution Common Stock is fully distributed and an orderly market develops, the trading prices for Garden Distribution Common Stock may fluctuate significantly. Prices for the Garden Distribution Common Stock will be determined in the trading markets and may be influenced by many factors, including, among others, the depth and liquidity of the market for Garden Distribution Common Stock, investor perceptions of Garden Distribution and its businesses, Garden Distribution's results, and general economic and market conditions.

   We cannot assure you that an active trading market will develop in Garden Distribution Common Stock. It is extremely difficult to predict whether there will be a market for Garden Distribution Common Stock or to give assurances as to what its price will be after the Spin-Off.

   Our ability to continue to list Garden Distribution Common Stock on the Nasdaq National Market will depend on a number of factors including our net tangible assets, the number and market value of the shares held by the public and the trading price of Garden Distribution Common Stock. It is possible that, in the future, we may not satisfy all of these continued listing standards and, accordingly, Garden Distribution Common

Stock could be delisted on the Nasdaq National Market. If Garden Distribution Common Stock fails to continue to be listed on the Nasdaq National Market, then trading of Garden Distribution Common Stock would likely not be very liquid and you may be unable to sell your Garden Distribution Common Stock when and at the price that you desire.

   The shares of Garden Distribution Common Stock distributed to Central stockholders in the Spin-Off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed affiliates of Garden Distribution. See "The Spin-Off--Listing and Trading of Garden Distribution Common Stock" and "Security Ownership By Certain Beneficial Owners, Directors and Executive Officers of Garden Distribution." The sale of a substantial number of shares of Garden Distribution Common Stock after the Spin-Off could adversely affect the market price of Garden Distribution Common Stock.

 To help assure that the Spin-Off is tax-free, we have agreed to certain restrictions which could have possible anti-takeover effects.

   We have agreed to certain restrictions on our future actions to assure that the Spin-Off will be tax-free, including restrictions with respect to an acquisition of shares of Garden Distribution Common Stock. If we fail to abide by such restrictions and, as a result, the Spin-Off fails to qualify as a tax-free reorganization, then Garden Distribution will be obligated to indemnify Central for any resulting tax liability. The tax liability that potentially could arise from an acquisition of shares of Garden Distribution Common Stock, together with our related indemnification obligations, could have the effect of delaying, deferring or preventing a change of control of Garden Distribution. See "Arrangements Between Central and Garden Distribution Related to the Spin-Off-Tax Sharing and Indemnification Agreement."

Risks Relating to the Operations of Garden Distribution's Business

 Our net sales and operating income are expected to decrease significantly due to the expiration of the Solaris Agreement.

   From October 1, 1995 to September 30, 1999, we distributed Solaris product nationwide, pursuant to an exclusive distribution agreement. Sales of products purchased from Solaris, our largest supplier, accounted for approximately 54% of our net sales during fiscal 1998 and 55% of our net sales during fiscal 1999. In January 1999, Monsanto sold its Solaris lawn and garden business exclusive of its Roundup(R) herbicide products for consumer use to Scotts. Beginning October 1, 1999, Scotts began to distribute Ortho(R) and Roundup(R) products through a system that involves a combination of distributors, as well as through direct sales by Scotts to certain major retailers. In addition, Scotts has begun to sell Miracle-Gro directly to certain retailers.

   We believe that the business likely to be taken over in this fiscal year ending September 30, 2000 by Scotts is estimated to be approximately $200-250 million in sales. The gross profit associated with these sales in fiscal 1999 was approximately $15-25 million. We expect this loss of gross profit to be partially offset this fiscal year with expense reductions and other business growth. However, there is no assurance that the business taken over by Scotts in the current fiscal year will not be greater than $200-250 million. In addition, there can be no assurance, that Scotts will continue to do business with us in future years or that we will be successful in our attempts to reduce expenses and generate new business. The amount and profitability of our business with Scotts in future years, if any, may be influenced by numerous factors and is impossible to predict. Accordingly, the actual results of our operations may differ significantly from the foregoing estimates.

   The sale of the Solaris business by Monsanto and the end of the Solaris Agreement subject our distribution business to significant uncertainties as it relates to our new relationship with Scotts. The final accounting for all issues under the Solaris Agreement, such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services; the amounts payable to Monsanto for inventory; and responsibility for obsolete inventory and for non-payment by Solaris' sub-agents will be retained by Central. Although Central has agreed to indemnify Garden Distribution for Garden Distribution's liabilities to Scotts and

Monsanto which could arise as a result of disputes arising from the Solaris Agreement, the existence of such disputes could jeopardize Garden
Distribution's relationship with Scotts and cause Scotts to sharply reduce or terminate its business with Garden Distribution.

 We depend on a small number of suppliers for a significant portion of our net sales.

   While Garden Distribution purchases products from over 1,000 different manufacturers and suppliers, we believe that over 73% of our net sales in fiscal 1999 were derived from products purchased from our three largest suppliers. We believe that approximately 54% of our net sales during fiscal 1998 and 55% of our net sales during fiscal 1999 were derived from sales of products purchased from Solaris, our largest supplier.

   The Solaris Agreement expired on September 30, 1999. The loss of the exclusive relationship between us and Solaris is expected to have a material adverse impact on our business and financial results. Similarly, the loss of, or a significant adverse change in, the relationship between us and any other key manufacturer or supplier could have a material adverse impact on our business and financial results. In addition, during the peak selling season, there may be unanticipated shortages of certain high demand products. Although historically we have purchased enough inventory of such products or their substitutes to satisfy retailer demand, the unanticipated failure of any manufacturer or supplier to meet our requirements or our inability to obtain substitutes could have a material adverse effect on us. In most cases we operate without written agreements with our suppliers. Accordingly, although we believe we have good relationships with our suppliers, there is a risk that one or more of our suppliers may at any time terminate its supply relationship with us.

 We depend on a few customers, including Wal*Mart and Home Depot, for a significant portion of our net sales.

   Approximately 64% and 65% of our net sales for fiscal 1998 and fiscal 1999, respectively, were derived from sales to our top ten customers. Our largest customer is Wal*Mart, which accounted for approximately 29% of our net sales for fiscal 1998 and 1999. Our second largest customer is Home Depot, which accounted for approximately 13% and 15% of our net sales for fiscal 1998 and fiscal 1999, respectively. During fiscal 2000, Wal*Mart commenced having certain products delivered to its internal distribution centers rather than directly to stores. This will adversely affect our revenue from these products. If Wal*Mart increases deliveries to its internal distribution centers rather than directly to stores in the future, our revenues could suffer. The loss of, or significant adverse change in, the relationship between us and Wal*Mart or Home Depot could have a material adverse effect on our business and financial results. The loss of or reduction in orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse impact on our business and financial results.

 Our quarterly operating results are susceptible to significant fluctuations, which could cause our stock price to decline.

   We expect to continue to experience significant variability in our net sales and net income on a quarterly basis. Factors that may contribute to this variability include:

  . the extent of lost business from the expiration of the Solaris Agreement and our ability to offset the loss of gross profit under the Solaris Agreement through expense reductions and other business growth;

  .  weather conditions and seasonality during peak gardening seasons;

  .  shifts in demand for lawn and garden products;

  . changes in product mix, service levels and pricing by us and our competitors;

  .  fuel and other transportation costs;

  .  the effect of acquisitions; and

  .  economic stability of retail customers.

   In addition, because we operate on relatively low margins, our operating results in any quarterly period could be affected significantly by slight variations in revenues or operating costs. For the same reason, our quarterly results also may be vulnerable to problems in areas such as collectibility of accounts receivable, inventory control and competitive price pressures. The market price of our common stock could be subject to significant fluctuations in response to these variations in quarterly operating results and other factors.

 Our business will suffer if manufacturers and suppliers sell directly to retailers.

   Manufacturers and suppliers of lawn and garden products have sold, and may intensify their efforts to sell, their products directly to retailers, including our major customers. Since the expiration of the Solaris Agreement, Scotts has begun to sell Solaris and Miracle-Gro products directly to some retailers. Most of our major customers, including our top ten customers, purchase certain products--typically high volume items ordered in large quantities--directly from manufacturers or suppliers. We believe that most major manufacturers and suppliers that utilize distributors continually evaluate the effectiveness of their distribution programs as well as the performance of individual distributors, and, accordingly, there can be no assurance that major manufacturers and suppliers of the products distributed by us will not modify their distribution programs in ways that could adversely affect us. In addition to direct sales from manufacturers and suppliers to retailers, certain retailers have, and may intensify their efforts to have, products shipped by us to their internal distribution centers rather than directly to stores. Such direct shipments generally yield lower gross margins to us than shipments to retailers' stores, but we believe that our associated operating costs are typically lower with such direct shipments. If these programs become more common or if other methods of distribution of lawn and garden products and pet supplies become more widely accepted, our business and financial results could be materially adversely affected.

 The recent increase in fuel prices could cause our profit margins to decrease.

   Our financial results are directly affected by transportation costs, in particular fuel costs. Recently, the price of fuel has increase significantly. Since many of our pricing arrangements with customers are determined in advance of the spring and summer selling seasons, we may be unable to implement price adjustments to reflect higher fuel costs. As a result, if we are unable to increase our prices to reflect increased fuel prices, our profit margins will suffer.

 Adverse weather during the peak gardening season can hurt our net sales.

   Because demand for lawn and garden products is significantly influenced by weather, particularly weekend weather during the peak gardening season, our results of operations could be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, water shortages or floods. In recent years, our results of operations were negatively affected by severe weather conditions in many parts of the country. Additionally, our business is highly seasonal, with approximately 70% of our sales in fiscal 1999 occurring during the second and third quarters of the fiscal year. Historically, substantially all of our operating income is generated in this period.

 Because of intense competition, our product sales generate low margins.

   The distribution industry in which we operate is characterized by relatively low profit margins. As a result, our success is highly dependent upon increasing revenues and profits through internal expansion and acquisitions, effective cost and management controls and differentiating our services from those of our competitors. The wholesale lawn and garden distribution business is highly competitive, with many companies competing principally on the basis of price and service. In addition to competition from other distributors, we also compete with manufacturers and suppliers that elect to distribute certain of their products directly to retailers, including our major customers, and private label product suppliers. We cannot assure you that we will not encounter increased competition in the future or will not lose business from major manufacturers that elect to sell their products directly to retailers, either of which could adversely affect our operations and financial results.

 Our ability to remain competitive will depend on our ability to obtain financing.

   Our business requires us to supplement internally generated funds with externally generated funds to accommodate our seasonable needs and potential growth. As a part of Central, we have been able to depend on Central to obtain the funding we needed. As a separate company, we will no longer be able to rely on Central for funding. Our ability to obtain the funding we need on a standalone basis in the future will depend on numerous factors--including the profitability, if any, of our operations in the future. In light of the very serious risks discussed elsewhere in this section, we cannot assure you that we will be able to obtain as a standalone company the external funding that we will need to sustain our operations and grow our business.

 Potential Disputes Between Central and Scotts and Monsanto could harm Garden Distribution's relationship with Scotts.

   The expiration of the Solaris Agreement may result in litigation involving, among other things, accounting issues such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services, the amounts payable to Monsanto for inventory, and responsibility for obsolete inventory and for non-payment by Solaris' sub-agents. Although Central has agreed to indemnify Garden Distribution for Garden Distribution's liabilities to Scotts or Monsanto which could arise as a result of disputes arising from the Solaris Agreement, the existence of such disputes could jeopardize Garden Distribution's relationship with Scotts and cause Scotts to sharply reduce or terminate its business with Garden Distribution.

 Our success is dependent upon attracting an experienced Chief Executive Officer and Chief Financial Officer and retaining key personnel.

   We are currently conducting a search for a permanent Chief Executive Officer and a permanent Chief Financial Officer. William E. Brown, Central's Chairman and Chief Executive Officer, is serving as our interim Chief Executive Officer until a permanent Chief Executive Officer is located. Robert
B. Jones, Central's Vice President and former Chief Financial Officer, is serving as our interim Chief Financial Officer until a permanent Chief Financial Officer is located. If we are unable to locate a permanent Chief Executive Officer or a permanent Chief Financial Officer in a timely manner, our business may suffer. Garden Distribution does not have any employment contracts with its senior management. The loss of the services of any of such persons could have a material adverse effect upon us. In addition, our future performance depends on our ability to attract and retain skilled employees. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

 The holders of our Class B stock, through their voting power, can greatly influence control of the company.

   William E. Brown, our interim Chief Executive Officer and Chairman of the Board and Chief Executive Officer of Central, controls approximately 48% of the voting power of our capital stock and, therefore, will effectively control Garden Distribution, including the power to elect all of our directors. Holders of Class B stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Holders of common stock are entitled to one vote for each share owned. The holders of Class B stock have 49% of the combined voting power. Holders of Class B stock are likely to be able to elect all of our directors, control our management and policies and determine the outcome of any matter submitted to a vote of our stockholders except to the extent that a class vote of the common stock is required by applicable law. The disproportionate voting rights of the common stock and Class B stock could have an adverse effect on the market price of the common stock. Such disproportionate voting rights may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our common stockholders. Accordingly, such disproportionate voting rights may deprive holders of common stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

 The products that we distribute may subject us to environmental considerations.

   Many of the products that we distribute are subject to regulation by federal, state and local authorities. Such regulations are often complex and are subject to change. Environmental regulations may affect us by restricting the manufacturing or use of our products or regulating their disposal. Regulatory or legislative changes may cause future increases in our operating costs or otherwise affect operations. Although we believe we are and have been in substantial compliance with such regulations and have strict internal guidelines on the handling and disposal of our products, there is no assurance that in the future we may not be adversely affected by such regulations or incur increased operating costs in complying with such regulations. However, neither the compliance with regulatory requirements nor our environmental procedures can ensure that we will not be subject to claims for personal injury, property damages or governmental enforcement.

 Our business depends on general economic conditions over which we have no control.

   The sale of lawn and garden products historically has been subject to fluctuation, with purchases of these products tending to decline during periods of recession in the general economy or uncertainty regarding future economic prospects that affect consumer spending habits, particularly on discretionary items. These economic cycles and any related fluctuation in consumer demand could have a material adverse effect on our results of operations and financial condition. In addition, various retailers, including some of our customers, have experienced financial difficulties during the past several years, thereby increasing the risk that such retailers may not pay for our products in a timely manner, if at all.

                                    BUSINESS

Overview

   We are the leading national distributor of lawn and garden products. As of March 25, 2000, we had 21 distribution centers located throughout the country and approximately 1,100 employees.

Industry Overview

   The lawn and garden industry has retail sales in excess of $30 billion. After staying at the $22 billion level in 1995 and 1996, lawn and garden retail sales increased by $4.1 billion or 18% in 1997 and by $3.6 billion in 1998. According to the 1998-1999 National Gardening Survey conducted for the National Gardening Association by the Gallup Organization, 65% of all U.S. households or approximately 67 million households in the United States participated in some form of gardening in 1998. We believe that gardening is one of the most popular leisure activities in America and that as the population of America ages, gardening's popularity will increase.

   The lawn and garden supply industry is complex for a number of reasons. The industry is highly seasonal with half of all sales occurring during the peak spring gardening season and two-thirds of all sales occurring in the first six months of the calendar year. The industry is also complex because of the breadth and depth of merchandise offered including fertilizers, insecticides, sprinkler systems, and gardening tools, as well as perishable items such as live plants and higher priced items such as power tools. Further, merchandise selection is complicated by varying regional and local climate conditions and problems such as pest infestations and weed growth. There are at least 10 distinctly different climatic zones in the continental U.S., each of which has different lawn and garden needs. Finally, lawn and garden sales are driven by weekly weather conditions and manufacturer promotions, which heavily impact consumer demand for lawn and garden products.

   As a result of the complexity and variability of lawn and garden sales, retailers, manufacturers and suppliers must constantly adapt to changes in consumer demand. Industry retailers--ranging from small local garden centers to regional and national mass merchandisers and discounters--must carefully plan their lawn and garden needs prior to the peak selling season and adjust those plans as the season develops. Because of the large number of product SKUs in the category, merchandise availability from a wide selection is important. Having rapid access to these goods is also important, particularly for national retailers, in adapting to regional and local lawn and gardening conditions. Lastly, retailers need quick deliveries to keep shelves full (especially prior to weekends) and require high in-stock and order-fulfillment rates. Manufacturers and suppliers have historically relied on distributors to inventory large volumes of product close to the retail market in order to efficiently deliver products in a timely manner to retail stores. Manufacturers and suppliers also rely on distributors to support and execute promotion and marketing plans and training of store employees at the store and regional level. Therefore, distributors represent an effective solution to the retailer facing a complex industry and an efficient means for a manufacturer or supplier to distribute and market its products.

   Historically, lawn and garden products were distributed through small local distributors that provided knowledgeable and personalized services to small local independent nursery centers and retailers. In recent years, as regional and national chains of retailers such as Wal*Mart, Home Base, Target and Home Depot have grown, there has been a trend towards consolidation among distributors in this category with larger regional distributors experiencing substantial growth as these volume driven accounts demand the administrative efficiency as well as the value-added services larger distributors can provide.

Business Strategy

   Our goal is to maintain our position as the leading distributor of lawn and garden products in the United States. Garden Distribution's business strategy is designed to meet the needs of retailers and manufacturers, both of which are critical to our success. The key elements of our business strategy include:

   Comprehensive Product Selection. The breadth and depth of our comprehensive selection of approximately 24,000 lawn and garden products enable retailers to fulfill a substantial portion of their product needs from a single source. We generally focus on those products that are suited to distribution due to their seasonality, variable sales movements, complexity to consumers and retailers, handling and transportation difficulties, and which therefore generally require value-added services. We do not carry live plants, power tools or higher priced items which are generally sourced directly.

   Value-Added Services. We offer a complete menu of value-added services independently priced so that each customer can choose a program tailored to its individual needs. Value-added services offered include national, regional and store level merchandise planning, promotional planning and support, in-store merchandising and training, reorder support, stock- balancing, as well as the actual shipping, warehousing and distribution functions. We aggressively seek opportunities to increase the range and scope of these value-added services to help retailers sell more product.

   National Presence. We have invested significant resources to build and consolidate our position as the leading national distributor of lawn and garden products. Management believes that this strategy makes us more attractive and efficient to both manufacturers and retailers.

   Manufacturer Services. To those manufacturers that sell products directly to retailers, we offer servicing arrangements pursuant to which we perform sales merchandising, warehousing, delivery, store training, billing and other services for the direct sale accounts. We intend to pursue longer-term joint ventures and agency arrangements with key manufacturers that sell directly to retailers.

   Efficient Operations. We believe that our strategically located warehouses, investments in information systems, employee training and incentive measures have helped us improve our operating efficiencies. In order to attract new retail customers and maintain relationships with existing retailers, we also strive to maintain a high in-stock position and order-fulfillment rate.

   Large Retailers. We use our comprehensive product selection, national presence, value-added services and efficient operations to develop relationships with large national and regional chains and independent retailers that have the ability to generate significant sales volume. We believe that we offer these retailers an efficient and cost effective method of distribution. These retailers generally purchase more merchandise per order which permits us to reduce our distribution expense as a percentage of sales. We believe that these retailers are gaining market share in the lawn and garden industry and hope to grow with our customers to the extent they continue to grow.

Products

   We offer our customers a comprehensive selection of brand name lawn and garden products. This selection consists of approximately 24,000 products from approximately 1,000 manufacturers. We generally focus on those lawn and garden brand name products that are suited to distribution due to their seasonality, variable sales movements, complexity to consumers and retailers, handling and transportation difficulties, and which therefore generally require value-added services. We focus on these types of products because we believe that retailers cannot source these products directly from suppliers as effectively as they can through distributors and that manufacturers of these products are likely to view the services offered by us as highly desirable and cost-effective. We do not carry live plants, power tools or high priced items which are generally sourced directly from manufacturers. We believe that our broad and deep selection of products permits retailers to fulfill substantially all of their lawn and Garden Distribution requirements from a single source. In fiscal 1999, substantially all of our products had suggested retail prices of $20 or less.

   The following table indicates the approximate number of SKUs, the approximate number of manufacturers and suppliers and selected brand names in each of our current major product categories according to our internal records. We may change from time to time the selection and mix of its products, which may change the approximate number of manufacturers and suppliers and SKUs depending on the season.

                                      Approximate
                                       Number of   Approximate
                                     Manufacturers  Number of
          Product Category           and Suppliers    SKUs            Selected Brand Names
          ----------------           ------------- -----------        --------------------
 Chemicals and Fertilizer(1)........      100         4,000    Ortho(R), Round-Up(R), Miracle-
                                                               Gro(R), Green Light(R), Amdro(R),
                                                               Ironite(R), Raid(R), Black
                                                               Flag(R), Lilly Miller(R),
                                                               Grant's(R)

 Other Lawn and Garden Products(2)..      900        20,000    Sunset(R), Gilmour(R), Corona(R),
                                                               Rainbird(R), Rubbermaid(R),
                                                               Perky-Pet(R), Matthews(R)

--------
(1) Category includes fertilizers, insecticides, weed killers, herbicides, animal repellents, other chemicals and electronic pest controls.
(2) Category includes pool chemicals, equipment and toys, barbecues, bird feeders, lawn and flower seeds, tomato baskets, gloves, instructional books, plant stakes, safety equipment, plant meters, weather instruments, wheelbarrows, spreaders, rakes, long handle tools, hand tools, brooms, axes, shears, saws, hedge tools, hoses, sprayers, dusters, sprinklers, drip watering systems, nozzles, Christmas products and other seasonal items.

Sales and Service

   Our strategy is to offer a broad range of services to help retailers and manufacturers maximize their sales and profitability. We have implemented this strategy by developing a knowledgeable and profit-incented sales force and by offering a broad menu of services.

   Sales. At March 25, 2000, we employed approximately 350 sales and marketing personnel located throughout our distribution center network. Sales and marketing personnel typically service retail customers within a 250 mile radius of the distribution centers. They are trained with knowledge of local market conditions, our products and merchandising skills. A significant number of sales personnel are certified nurserymen, horticultural graduates and/or master gardeners. We have divided our sales force into key account managers, who act as consultants to the buyers of large retailers, and field sales personnel, who are responsible for servicing specific retail customers in their assigned territory.

   Menu of Value-Added Services. We offer retailers and manufacturers a comprehensive menu of value-added services with separate or combination prices from which each customer may select according to its individual needs. Each value-added service is generally designed either to increase a retailer's sales or decrease a retailer's costs. We generally offer retailers deliveries within one business day from the time we receive an order. In addition to the standard delivery services, many of our customers choose a high percentage of the value-added services listed below.

  . Program Development. Our key account managers recommend and assist retail buyers in developing national and local product listings, advertising, promotions and shelf space planning at the beginning of and during the peak selling season to optimize store sales and profits.

  . Training of Store Employees. Our sales personnel conduct formal and informal product training sessions with store personnel to help them provide informed consumer service. We believe that the demand for this service is greater at larger regional and national retail chains due to their higher employee turnover and employee inexperience with gardening products.

  . Weekend Consumer Clinics. Sales personnel also conduct and assist in preparing and giving in-store weekend consumer education clinics to help increase retail sales and improve consumer relations.

  . Designing and Setting Store Displays. Our sales personnel assist in designing and planning store shelves at the beginning of each season. Their expertise in product knowledge, sales trends, in-season promotions and consumer demand for specific products allows them to help each store adjust shelf stock and displays to increase sales in a timely fashion.

  . Point-of-Purchase. We assist the manufacturer and retailer in the design and installation of point-of-purchase ("POP") material to increase sales. The POP material is generally matched to manufacturers' advertising and promotions as well as local lawn, gardening and insect problems.

  . Merchandising of Shelf Stock. Our store service personnel physically restock store shelves with all our merchandise on a weekly basis. This service can also include price stickering for stores not on electronic point-of-sale systems.

  . Electronic Data Interchange ("EDI"). Our systems offer EDI capabilities to retailers which can include paperless invoices, payments and product history movements to help retailers monitor, plan and order products at a lower administrative cost.

  . "Hot Shot" Deliveries. We offer rush deliveries to help retailers satisfy high consumer demand. This service is often critical to keep retailers from being out-of-stock on a weekend during the peak selling season.

   We believe that retailers choose these services because we can in many cases provide them more efficiently and effectively than manufacturers or retailers themselves. Our sales force often advises and assists store management to increase or decrease shelf space of certain products to match the expected and unexpected seasonal demands. We believe that a typical store needs to change the shelf space dedicated to lawn and garden products several times during the peak selling season. The sales force also often highlights specific products appropriate for the local market.

Retailers

   We focus on selling lawn and garden products to retailers with high volume retail stores. Our customer base is comprised of a wide range of retailers, including "do-it-yourself" superstores, mass merchants, warehouse clubs, high volume local and regional nurseries and regional and national chains of drug and grocery stores. The following table sets forth selected customers of Garden Distribution for each major category of retailer.

         Do-It-Yourself         Mass       High-Volume          Drug and
           Superstores        Merchants     Nurseries        Grocery Stores
     -----------------------  --------- ------------------ ------------------
     Costco                   Bi-Mart   Armstrong Garden   Albertson's
     Eagle Hardware & Garden  Kmart     Bachman Nurseries  Bruno's
     Home Depot               Target    Calloway's Nursery Fred Meyer
     Home Base                Wal*Mart  Frank's            Long's Drug Stores
     Lowe's                             Pike Nurseries     Raley's
     Orchard Supply Hardware
     Payless Cashways

   As a result of our national presence, we have an opportunity to enter into relationships with national chains, whereby we, directly or through our affiliates, provide services to all or substantially all of the individual stores in the chain. From the point of view of the national retailer, such an arrangement offers the benefit of a high level of service, lower cost of doing business and administrative efficiencies. We believe our customers also benefit from the in-depth local market knowledge of our sales personnel, in-store stocking, training of store employees and other value-added merchandising services. Because these arrangements are not formalized in writing, these retailers may at any time purchase products from competing distributors.

   Most major retailers, including customers of ours, currently purchase a portion of their lawn and garden products directly from certain large manufacturers rather than through distributors such as us. If a number of our major customers were to substantially shift or increase their purchases to direct shipments from manufacturers, the our sales and earnings could be adversely affected.

   Our current practice on product returns generally is to accept and credit the return of unopened cases of products from customers where the quantity is small, where the product has been misshipped or the product is defective. We have arrangements with our manufacturers and suppliers to stock balance and/or credit us for a certain percentage of returned or defective products. While in the past our return practice has not caused any material adverse impact on operations, there can be no assurance in the future that our operations will not be adversely impacted due to the return of products.

Manufacturers and Suppliers

   Our national presence enables manufacturers and suppliers to access retail outlets and end users through one primary distributor. In addition, our menu of value-added services to retailers includes product promotion and merchandising support that we believe many manufacturers and suppliers could not efficiently perform. While we purchase products from approximately 1,000 different manufacturers and suppliers, we believe that approximately 54% and 55% of our net sales for fiscal 1998 and fiscal 1999, respectively, were derived from products purchased from Solaris. We expect this percentage to decrease significantly due to the expiration of the Solaris Agreement.

Expiration of the Solaris Agreement

   As discussed in detail above under "Certain Special Considerations--Risks Relating to the Operations of Garden Distribution's Business," the expiration of the Solaris Agreement may result in litigation involving, among other things, accounting issues such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services, the amounts payable to Monsanto for inventory, and responsibility for obsolete inventory and for non-payment by Solaris sub-agents. Although Central has agreed to indemnify Garden Distribution for most of Garden Distribution's liabilities to Scotts or Monsanto which could arise as a result of disputes arising from the Solaris Agreement, the existence of such disputes could jeopardize Garden Distribution's relationship with Scotts and cause Scotts to sharply reduce or terminate its business with Garden Distribution.

   The business likely to be taken over in fiscal year 2000 by Scotts is estimated to be approximately $200-250 million in sales. The gross profit associated with these sales in fiscal 1999 was approximately $15-25 million. We expect this loss of gross profit to be partially offset in fiscal year 2000 with expense reductions and other business growth. However, we cannot assure you that the business taken over by Scotts will not be greater than $200-250 million, that Scotts will continue to do business with us at all in future years or that we will be successful in our attempts to reduce expenses and generate new business.

   Inventory and certain liabilities associated with Solaris activity are reflected in Garden Distribution's financial statements through September 25, 1999.

   We have taken actions to realign our lawn and garden distribution operations to reflect business levels for the fiscal year 2000. As a result, we have recorded charges of $1.8 million in the fiscal year ending September 25, 1999. These charges related principally to the closing of three distribution centers and work force reductions.

   The amount and profitability of our business with Scotts in future years, if any, may be influenced by numerous factors and are impossible to predict. Accordingly, the actual results of our operations may differ significantly from the foregoing estimates.

Management Information Systems

   During their weekly visits to the retail stores, sales personnel transmit orders to the appropriate distribution centers in any one of three methods: remote order entry units (hand held, electronic devices), telephone or facsimile. Generally, sales personnel transmit orders several times each day. Certain retailers can also order products directly through our EDI system or by purchasing items directly at each distribution center. After customer orders are received and processed, shipping tickets are printed and credit approved prior to the orders being sent to the warehouse manager. Our warehouse employees then fill orders by manual selection and packaging. We believe that due to the unusual shapes and sizes of its products (e.g., hand held tools, wheelbarrows and bags of fertilizer) current automatic order selection systems are not as efficient and cost effective as our current manual systems.

   Our management information systems collect data needed for receivables and inventory management, customer, product and facility profitability analysis, as well as permit electronic data interface with customers and suppliers. We are presently electronically connected with several major customers with a variety of applications that range from purchase order receipt to paperless invoicing. We also use a shelf space planning system that optimizes retail shelf space utilization and profitability. We receive more than a majority of our daily order volume from field sales representatives utilizing hand-held order entry computers. Our systems enable us to provide delivery within one business day.

Distribution

   In order to develop the most effective possible national distribution network, we rely on our 21 company-operated, distribution centers and on our affiliation arrangement with certain regional distributors of lawn and garden products. We generally will make deliveries from our distribution centers within one to two days after receipt of the order and, if the customer requests, will generally make "hot shot" deliveries within four hours after receipt of the order. We organize our truck and delivery routes to optimize each truck's merchandise load and number of deliveries. We use common carriers for a substantial portion of product shipments and the balance are delivered by our own trucks. Common carriers are typically used for deliveries beyond a 200 mile radius from the distribution center.

Properties

   As of March 25, 2000, we operated 21 distribution centers totaling approximately 1,848,000 square feet. Most distribution centers consist of office and warehouse space, and several large bays for loading and unloading. Each distribution center provides warehouse, distribution, sales and support functions for its geographic area under the supervision of a regional manager. Our executive offices are located in Lafayette, California. The table below lists our distribution facilities.

      Northwest Region           Midwest Region       Southwest Region
      ----------------           --------------       ----------------
      Algona, WA                 Bloomington, IL      Dallas, TX
      Boise, ID                  Kansas City, MO      Hammond, LA
      Denver, CO                 Minneapolis, MN      Houston, TX
      Medford, OR                                     Little Rock, AR
      Portland, OR                                    Lubbock, TX*
      Salt Lake City, UT         Southeast Region     San Antonio, TX
                                 ----------------
                                 Atlanta, GA
      Western Region             Greensboro,
      --------------             Orlando, FL NC
      Phoenix, AZ
      Sacramento, CA
      Santa Fe Springs, CA
      --------
      * Company owned

   Our leases generally expire between 2000 and 2007. Substantially all of the leases contain renewal provisions with automatic rent escalation clauses. In addition to the facilities that are owned, our fixed assets are comprised primarily of trucks and warehousing, transportation and computer equipment. As of March 25, 2000, we operated a fleet of approximately 125 trucks of which most are leased. During our peak season we rent additional trucks.

Competition

   The lawn and garden products distribution industry is highly competitive. Traditionally, this industry has been characterized by intense competition from large numbers of smaller local and regional distributors--with competition based on price, service and personal relationships. In recent years, we have moved aggressively to insulate ourselves from this type of competition through the development of a nationwide presence, forging relationships with manufacturers, suppliers and major retailers and adding new value-added services.

   In addition to competition from other distributors, we also face increasing competition from manufacturers and suppliers which distribute some percentage of their products directly to retailers, bypassing distributors, or through a dual distribution system in which the manufacturer or supplier competes with distributors for sales to certain accounts. Such competition is typically based on service and price. Although we compete against direct sales by manufacturers and suppliers, we are often able to participate in such direct sales by entering into agreements with the manufacturers and suppliers pursuant to which we provide the manufacturers and suppliers with order processing, warehousing, shipping and certain in-store services in connection with such direct sales in return for a fee from the manufacturers and suppliers.

Employees

   As of March 25, 2000, we had approximately 1,100 employees of which approximately 900 were full-time employees and 200 were temporary or part-time employees. We hire substantial numbers of temporary employees for the peak shipping season of February through June to meet the increased demand experienced during the spring and summer months, including merchandising in stores. All of our temporary employees are paid on an hourly basis. None of our employees is represented by a labor union. We consider our relationship with our employees to be good.

Environmental Considerations

   Many of the products that we distribute are subject to regulation by federal, state and local authorities. Such regulations are often complex and are subject to change. Environmental regulations may affect us by restricting the manufacturing or use of our products or regulating their disposal. Regulatory or legislative changes may cause future increases in our operating costs or otherwise affect operations. Although we believe we are and have been in substantial compliance with such regulations and have strict internal guidelines on the handling and disposal of our products, there is no assurance that in the future we may not be adversely affected by such regulations or incur increased operating costs in complying with such regulations. However, neither the compliance with regulatory requirements nor our environmental procedures can ensure that we will not be subject to claims for personal injury, property damages or governmental enforcement.

Litigation

   We are not currently a party to any material litigation. We may, however, be subject to litigation arising from the Solaris Agreement as discussed in detail under "Certain Special Considerations--Risks Relating to the Operations of Garden Distribution's Business." Central has agreed to indemnify Garden Distribution for Garden Distribution's liabilities to Scotts or Monsanto which could arise as a result of disputes arising from the Solaris Agreement.

                            SELECTED FINANCIAL DATA

   The following table summarizes certain selected financial data of Garden Distribution. The Summary of Operations historical data set forth below for each of the three years in the period ended September 25, 1999 and the Balance Sheet Data at September 26, 1998 and September 25, 1999 are derived from audited consolidated financial statements of Garden Distribution. The Summary of Operations historical data set forth below for each of the six month periods ended March 27, 1999 and March 25, 2000 and the nine-month period ended September 30, 1995 and the year ended September 28, 1996 and the Balance Sheet Data at March 27, 1999 and March 25, 2000 and at September 30, 1995, September 28, 1996 and September 27, 1997 are derived from unaudited consolidated financial statements of Garden Distribution. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. The historical selected financial data may not necessarily be indicative of Garden Distribution's past or future performance as an independent company. Such historical data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Garden Distribution's Consolidated Financial Statements and notes thereto included elsewhere in this document. Pro forma per share data is based on the number of shares estimated to be outstanding as of the Spin-Off date.

   Garden Distribution has conducted its business as a division of Central, with some levels of management, personnel, facilities and accounting records. Garden Distribution has historically depended on Central for corporate senior management and administrative functions, as well as for strategic marketing, financing, cash management, tax and payroll administration, property/casualty insurance, employee benefits administration, and certain other services. The fees for these services have been allocated to Garden Distribution, and reflected in the accompanying consolidated financial statements. Such charges have been allocated on a specific identification basis if known, square footage, or based on a percentage of revenues for general administrative functions. In the opinion of management, the fees included in the accompanying consolidated financial statements reflect a reasonable amount for the services received; however, such amounts were not established on an arm's-length basis and may not be the same as would have been incurred had Garden Distribution operated independent of Central. Nevertheless, management does not believe Garden Distribution would have incurred materially different operating expenses as an independent company.

                          Nine-Month
                            Period              Fiscal Year Ended             Six Months Ended
                            Ended    --------------------------------------- -------------------
                          Sept. 30,  Sept. 28, Sept. 27, Sept. 26, Sept. 25, March 27, March 25,
                           1995(1)     1996      1997      1998      1999      1999      2000
                          ---------- --------- --------- --------- --------- --------- ---------
                                          (in thousands, except per share data)
Income Statement Data:
Net sales(2)............   $294,176  $491,570  $586,892  $681,167  $752,094  $298,531  $195,828
Cost of goods sold and
 occupancy..............    255,453   435,060   514,322   591,370   656,396   266,543   168,069
                           --------  --------  --------  --------  --------  --------  --------
  Gross profit..........     38,723    56,510    72,570    89,797    95,698    31,988    27,759
Selling, general and
 administrative
 expenses...............     31,160    40,983    50,664    63,997    80,135    28,986    34,625
Other charges...........        --        --        --      1,926     1,839       --        --
                           --------  --------  --------  --------  --------  --------  --------
Income (loss) before
 income taxes...........      7,563    15,527    21,906    23,874    13,724     3,002    (6,866)
Income taxes............      3,248     6,463     8,779     9,669     5,621     1,227    (2,807)
                           --------  --------  --------  --------  --------  --------  --------
Net income (loss).......   $  4,315  $  9,064  $ 13,127  $ 14,205  $  8,103  $  1,775  $ (4,059)
                           ========  ========  ========  ========  ========  ========  ========
Pro forma net income
 (loss) per common share
  Basic and diluted.....   $   2.32  $   4.88  $   7.07  $   7.65  $   4.36  $   0.96  $  (2.19)
Pro forma weighted
 average shares
 outstanding
  Basic and diluted.....      1,857     1,857     1,857     1,857     1,857     1,857     1,857

                         Sept. 30, Sept. 28, Sept. 27, Sept. 26, Sept. 25, March 27, March 25,
                           1995      1996      1997      1998      1999      1999      2000
                         --------- --------- --------- --------- --------- --------- ---------
                                                    (in thousands)
Balance Sheet Data:
Working capital.........  $31,950  $ 78,902  $ 81,629  $110,355  $ 63,215  $ 96,784  $ 87,885
Total assets............   96,681   202,366   255,566   268,619   245,331   439,566   250,808

--------
(1) In 1995, Central changed its fiscal year end to the last Saturday in September. Accordingly, the fiscal period ended September 30, 1995 was a nine-month period.
(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein for a discussion of sales fluctuations related to internal growth and business acquisitions for fiscal years 1997, 1998 and 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   The following discussion is based upon and should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements, including the notes thereto, included elsewhere in this document.

General

   From October 1, 1995 to September 30, 1999, we distributed Solaris product nationwide, pursuant to an exclusive distribution agreement (the "Solaris Agreement"). Management believes that the relationship with Solaris embodied in the Solaris Agreement had a substantial impact on our results of operations. Approximately 54% of our net sales during fiscal 1998 and 55% of our net sales during fiscal 1999 were derived from sales of products purchased from Solaris, our largest supplier. Under the Solaris Agreement, we, in addition to serving as the master agent and master distributor of Solaris products, provided a wide range of value-added services including logistics, order processing and fulfillment, inventory distribution and merchandising. As a result of the Solaris Agreement, a majority of our sales of Solaris products were derived from servicing direct sales accounts, whereas in 1995 and prior, a majority of our sales of Solaris products were made by us as a traditional distributor. Under the Solaris Agreement, our inventories of Solaris product increased significantly, since we not only carried inventories to support our own sales of Solaris products but also certain inventory previously carried by Solaris as well as additional inventories to support sales of Solaris products by our former network of independent distributors.

   In January 1999, Monsanto sold its Solaris lawn and garden business exclusive of its Roundup herbicide products for consumer use to Scotts and entered into a separate, long-term, exclusive agreement pursuant to which Monsanto continues to make Roundup herbicide products for consumer use and Scotts markets the products. Scotts has been for many years a substantial supplier to us and, in connection with its direct sales, a substantial purchaser of our services.

   Scotts has altered its distribution systems for certain products, including Ortho(R) and Miracle-Gro(R) products and Monsanto's consumer Roundup products for which Scotts acts as Monsanto's exclusive sales agent. Beginning October 1, 1999, Scotts began to distribute Ortho and Roundup products through a system that involves a combination of distributors, as well as through direct sales by Scotts to certain major retailers. In addition, Scotts has begun to sell Miracle-Gro directly to certain retailers.

   The business likely to be taken over in fiscal year 2000 by Scotts is estimated to be approximately $200-250 million in sales. The gross profit associated with these sales in fiscal 1999 was approximately $15-25 million. We expect this loss of gross profit to be partially offset in fiscal year 2000 with expense reductions and other business growth. However, there is no assurance that the business taken over by Scotts will not be greater than $200-250 million, that Scotts will continue to do business with us at all in future years or that we will be successful in our attempts to reduce expenses and generate new business.

   We have taken actions to realign our lawn and garden distribution operations to reflect business levels for the fiscal year 2000. As a result, we have recorded charges of $1.8 million in the fiscal year ending September 25, 1999. These charges related principally to the closing of three distribution centers and work force reductions. See additional information in the Consolidated Financial Statements.

   The amount and profitability of our business with Scotts in future years, if any, may be influenced by numerous factors and are impossible to predict. Accordingly, the actual results of our operations may differ significantly from the estimates.

   The expiration of the Solaris Agreement may result in litigation involving, among other things, accounting issues such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services, the amounts payable to Monsanto for inventory, and responsibility for obsolete inventory and for non-payment by Solaris' sub-agents. Although Central has agreed to indemnify Garden Distribution for Garden Distribution's liabilities to Scotts or Monsanto which could arise as a result of disputes under the Solaris Agreement, the existence of such disputes could jeopardize Garden Distribution's relationship with Scotts and cause Scotts to sharply reduce or terminate its business with Garden Distribution.

Results of Operations

   The Consolidated Financial Statements may not necessarily be indicative of the results of operations, financial position and cash flows of Garden Distribution in the future or had it operated as a separate, independent company during the periods presented. The Consolidated Financial Statements do not reflect any changes that may occur in the financing and operations of Garden Distribution as a result of the Spin-Off.

   The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales:

                                   Fiscal Year Ended        Six Months Ended
                             ----------------------------- -------------------
                             Sept. 27, Sept. 26, Sept. 25, March 27, March 25,
                               1997      1998      1999      1999      2000
                             --------- --------- --------- --------- ---------
Net sales...................   100.0%    100.0%    100.0%    100.0%    100.0 %
Cost of goods sold and
 occupancy..................    87.7      86.8      87.3      89.3      85.8
                               -----     -----     -----     -----     -----
Gross profit................    12.3      13.2      12.7      10.7      14.2
Selling, general and
 administrative expenses....     8.6       9.4      10.7       9.7      17.7
Other charges...............     0.0       0.3       0.2       0.0       0.0
                               -----     -----     -----     -----     -----
Income (loss) before income
 taxes......................     3.7       3.5       1.8       1.0      (3.5)
Income taxes................     1.5       1.4       0.7       0.4      (1.4)
                               -----     -----     -----     -----     -----
Net income (loss)...........     2.2%      2.1%      1.1%      0.6%     (2.1)%
                               =====     =====     =====     =====     =====

Six Months Ended March 25, 2000 Compared to Six Months Ended March 27, 1999

   Net sales for the six months ended March 25, 2000, decreased by 34.4% or $102.7 million to $195.8 million from $298.5 million for the six months ended March 27, 1999. The decrease in net sales is attributable to the reduction in sales of Solaris product resulting from the expiration of the exclusive Solaris Agreement, effective September 30, 1999. As a result of the expiration of this agreement, we estimate that sales of Solaris product for our fiscal year 2000 will decrease by $200-250 million.

   Gross profit decreased by approximately 13.1% or $4.2 million from $32.0 million during the six months ended March 27, 1999, to $27.8 million for the six months ended March 25, 2000. Gross profit as a percentage of net sales increased from 10.7% for the six months ended March 27, 1999, to 14.2% for the comparable 2000 period. The increase in gross profit as a percentage of net sales is primarily the result of the reduction in low margin Solaris sales to retailers' distribution centers.

   Selling, general and administrative expenses increased by 19.3% or $5.6 million from $29.0 million during the six months ended March 27, 1999, to $34.6 million for the comparable 2000 period. The increase in selling, general and administrative expenses are the result of management's decision to defer certain cost reductions to maintain an operational infrastructure for the upcoming garden season coupled with the effect of the expiration of the Solaris Agreement. As a result of the expiration, there has been a significant decrease in both sales and inventory levels. This significant reduction in inventory levels resulted in an increase in the amount of purchasing, merchandise handling and storage costs charged to expense and not included in inventory costs compared to the prior year. The increase was offset in part by lower cost of sales during the six months ended March 25, 2000. Accordingly, as the garden business is highly seasonal, selling, general and administrative costs are expected to increase in the first two fiscal quarters of 2000 and decrease in the last two quarters, and not have a significant impact on the operating expenses for the fiscal year 2000 as a whole as compared with the prior year.

   Our tax rate was 40.9% for both periods. The tax rate was computed based on estimates of what our taxable income would have been, after allocating certain corporate expenses, had we operated as a stand alone company.

Fiscal 1999 Compared to Fiscal 1998

   Net sales for the year ended September 25, 1999, increased by 10.4% or $70.9 million to $752.1 million from $681.2 million for the year ended September 26, 1998. The increase is attributable principally to increased sales of Scott's and Solaris products, which combined account for approximately 67% of our total sales. Of the $70.9 million sales increase, approximately 78% was attributable to our three largest customers.

   Gross profit increased by 6.6% or $5.9 million from $89.8 million during the year ended September 26, 1998, to $95.7 million for the comparable 1999 period. Gross profit as a percentage of net sales decreased slightly from 13.2% for fiscal 1998 to 12.7% for fiscal 1999. The decrease in gross profit as a percentage of net sales is due principally to the mix of products sold in fiscal 1999 compared with fiscal 1998.

   For the year ended September 25, 1999, selling, general and administrative expenses increase by $16.1 million to $80.1 million from $64.0 million for the year ended September 26, 1998, an increase of 25.2%. As a percentage of net sales, selling, general and administrative expenses increased from 9.4% in fiscal 1998 to 10.7% in fiscal 1999. Of the $16.1 million increase, $4.8 million is the result of increased sales volume in fiscal 1999. The balance of the increase is primarily attributable to the expanded use of common freight carriers, additional sales and service personnel and increased facilities costs, computer conversion costs for certain older systems used principally in our Northwest operations and expanded use of data communication lines to link all of our computer systems and an increase in overall corporate administrative expenses.

   For the year ended September 25, 1999, we recorded other charges totaling $1.8 million. The charges relate to the resizing of our distribution operations, including the closure of three distribution centers in our Western region. The resizing was made in anticipation of a reduction in sales volume of Solaris products in fiscal year 2000 estimated at $200-$250 million. The remaining charges relate principally to severance costs, lease costs on warehouses and trucks, property taxes and other facility costs required to be paid subsequent to the terminations of operations.

   Our tax rate was 40.9% in fiscal year 1999 compared to 40.5% in Fiscal 1998. The rates were calculated based on estimates of what our taxable income would have been, after allocating certain corporate expenses, had we operated as a stand alone company.

Fiscal 1998 Compared to Fiscal 1997

   Net sales for the year ended September 26, 1998, increase by 16.1% or $94.3 million to $681.2 million from $586.9 million for the year ended September 27, 1997. Of the $94.3 million increase in sales, approximately $25.7 million was attributable to Ezell Nursery supply, a business acquired in April 1997. Approximately 64% of the increase came from sales to our three largest customers, with sales of Solaris product accounting for the majority of the sales increase.

   Gross profit increased by 23.7% or $17.2 million from $72.6 million during the year ended September 27, 1997, to $89.8 million for the like 1998 period. Gross profit as a percentage of net sales increased from 12.3% for fiscal 1997 to 13.2% for fiscal year 1998. The improvement in gross margin percentage is attributable in part to increased selling prices on certain product lines and the impact of Ezell's operations. Ezell sells a significantly higher proportion to independent retailers which, due to economics of scale, generally produce a higher gross profit percent than mass merchants or large chain retailers.

   For the year ended September 26, 1998, selling, general and administrative expenses increased by $13.3 million to $64.0 million from $50.7 million for the year ended September 27, 1997. The $13.3 million increase in operating expenses primarily related to Ezell Nursery Supply, incremental costs related to increased sales, expanded use of common freight carriers, and additional service personnel and increased facility costs.

   For the year ended September 26, 1998, we recorded other charges totaling $1.9 million. These charges related principally to the closure and relocation of our Southern California branch to a larger facility to accommodate the transfer of certain business previously shipped from our Central California facility and the closure of our vegetable seed distribution operation in Celaya, Mexico.

   Our tax rate was 40.5% for fiscal 1998 compared to 40.1% in fiscal 1997. The rates were computed based on estimates of what our taxable income would have been, after allocating certain corporate expenses, had we operated as a stand-alone company.

Inflation

   The results of operations and financial condition are presented based upon historical cost adjusted for certain balance sheet and expense allocations from the corporate division of Central Garden & Pet Company, which we believe have been fairly determined. While it is difficult to accurately measure the impact of inflation, we believe that the effects of inflation on our operations have been immaterial.

Liquidity and Capital Resources

   Historically we have financed our operations and growth through cash advances from Central Garden & Pet Company, our parent. Prior to the Spin-Off, the Garden Distribution Business will continue to be financed through Central. As of March 25, 2000, Central's net investment in Garden Distribution was approximately $118 million. At the time of the Spin-Off, we anticipate that the net investment will be substantially reduced principally through the reduction of payables to our parent attributable to cash collections from our accounts receivable. In connection with the Spin-Off, Central will capitalize Garden Distribution with $60 million of equity. The difference between the amount of equity remaining in Garden Distribution and Central's net investment at the effective date of the Spin-Off will be paid to Central from borrowings to be made by Garden Distribution under a new $60 million credit facility currently being negotiated with an asset-based lender. The new revolving credit facility will be secured by substantially all of our assets. We expect to use the remaining available credit for working capital and general corporate purposes.

   Our business is highly seasonal and our working capital requirements and capital resources track closely to this seasonal pattern. During the first fiscal quarter accounts receivable reach their lowest level while inventory, accounts payable and short-term borrowings increase. Since our short-term credit line fluctuates based upon a specified asset borrowing base, this quarter is typically the period when the asset borrowing base is at its lowest and consequently our ability to borrow is at its lowest. During the second fiscal quarter, receivables, accounts payable and short-term borrowings begin to increase, reflecting the build-up of inventory and related payables in anticipation of the peak selling season. During the third fiscal quarter, inventory levels commence to decline while accounts receivable peak and short-term borrowings start to decline as cash collections are received during the peak-selling season. During the fourth fiscal quarter, inventory levels are at their lowest, and accounts receivable and payables are substantially reduced through conversion of receivables to cash.

   We believe that cash flow from operations, funds to become available under a credit line and arrangements with suppliers will be adequate to fund our presently anticipated capital requirements. We anticipate that our capital expenditures will not exceed $3.0 million for the next 12 months.

Weather and Seasonality

   Historically, our sales have been influenced by weather and climate conditions in the markets we serve. In recent years, our results of operations were negatively affected by severe weather conditions in many parts of the country. Additionally, our business is highly seasonal. In fiscal 1999, approximately 70% of our sales occurred in the first six months of the calendar year. Substantially all of our operating income is typically generated in this period, which has historically offset the operating losses incurred during the first fiscal quarter of the year.

Market Risk Sensitivity; Derivative Financial Instruments

   We are exposed to market risks, which include changes in U.S. interest rates and, to a lesser extent, foreign exchange rates. We do not engage in financial transactions for trading or speculative purposes.

   Commodity Prices. We are not exposed to fluctuation in commodity market prices.

   Foreign Currency Risks. We have minimal sales outside of the United States and, therefore, have only minimal exposure to foreign currency exchange risks. Purchases made from foreign vendors are primarily made in U.S. dollars and, therefore, we have only minimal exposure to foreign currency exchange risk. We do not hedge against foreign currency risks and believe that foreign currency exchange risk is immaterial.

Year 2000

   Garden Distribution's systems were tested for Year 2000 compliance by Central. Central used primarily internal resources to reprogram or replace and test its systems for Year 2000 compliance. These systems changes were completed during fiscal 1999. Central incurred no significant incremental costs to address Year 2000 issues. Subsequent to the Spin-Off, Garden Distribution will retain the systems that were tested by Central and used for Garden Distribution's operations.

                                DIVIDEND POLICY

   Garden Distribution currently anticipates that no cash dividends will be paid on the Garden Distribution Common Stock or Garden Distribution Class B Stock in the foreseeable future in order to conserve cash for the repayment of debt, future acquisitions and capital expenditures.

                                   MANAGEMENT

Directors

   It is contemplated that the Garden Distribution Board of Directors will consist of six directors. The two initial directors named below were elected by Central, as sole stockholder of Garden Distribution. The remaining four directors will be elected by Central, prior to the Distribution Date.

                           William E. Brown, Chairman
                                Robert B. Jones

   For biographical information concerning William E. Brown and Robert B. Jones, see "--Executive Officers and Senior Operating Management."

   The role of the Board is to provide independent corporate governance and company oversight. Areas of emphasis include

  .  Selection, motivation and evaluation of the Chief Executive Officer;

  .  Corporate and board organization, staffing and succession planning;

  .  Compensation programs and personnel evaluation;

  .  Long-range goals, strategies and plans;

  .  Business reviews, financial performance and reporting;

  .  Significant investment or disinvestment; and

  .  Optimization of stockholder wealth.

Audit and Compensation Committee of the Garden Distribution Board

   Garden Distribution will have an Audit and Compensation Committee (the "Committee") of the Board of Directors. The Committee will consist entirely of independent outside directors who will be determined following the Spin-Off.

   In its capacity as an audit committee, the Committee will

  . Recommend the appointment of Garden Distribution's independent accountants;

  . Review the scope and results of the audit plans of the internal auditors and the independent accountants;

  . Oversee the scope and adequacy of Garden Distribution's internal accounting control and record-keeping systems;

  .  Review conflict of interest issues;

  . Review the objectivity, effectiveness and resources of the internal audit function, which will report directly to the Committee;

  .  Confer independently with the independent accountants;

  . Review non-audit services to be performed by the independent accountants; and

  . Determine the appropriateness of fees for audit and non-audit services performed by the independent accountants.

   In its capacity as a compensation committee, the Committee will

  .  Be responsible for the Chief Executive Officer evaluation process;

  . Review and recommend to the Board salary and incentive compensation, including bonus and stock options, for the Chief Executive Officer;

  . Review and approve the salaries and incentive compensation for all corporate officers and senior executives;

  . Review and approve the short-term and long-term incentive compensation programs, including the performance goals thereunder;

  . Review the salary structure and apportionment of compensation among salary and short-term and long-term incentive compensation;

  . Review and approve the incentive compensation to be allocated to employees; and

  . Review, prior to becoming effective, any major organization change that the Chief Executive Officer intends to implement.

Directors' Compensation

   Directors who are not employees of Garden Distribution will be paid directors fees consisting of $12,000 per year and $1,000 for each Board meeting attended. Directors who attend meetings of the Audit and Compensation Committee will receive an additional $1,000 for each meeting not held on the same day as a Board meeting. The Garden Distribution long-term incentive plan provides that, at the time of a directors initial election or appointment to the board or upon completion of the Spin-Off, each director who is not an employee of Garden Distribution will automatically be granted an option to purchase $25,000 of shares of Garden Distribution Common Stock based on the fair market value on the date of grant. In addition, each outside director will automatically be granted an option to purchase $25,000 of shares of Garden Distribution Common Stock on the date of each annual meeting based on the fair market value on the date of grant. Employee directors of Garden Distribution will not receive additional compensation for serving on the Board of Directors. Directors will be reimbursed for actual travel costs.

Executive Officers and Senior Operating Management

   The following persons are expected to serve as the executive officers of Garden Distribution as of the Distribution Date:

 Name                               Age Position
 ----                               --- --------
 William E. Brown.................   58 Interim Chief Executive Officer
 Robert B. Jones..................   67 Interim Chief Financial Officer and
                                        Secretary
 Richard A. Wiepking..............   53 Treasurer

   Biographies of the executive officers and the other members of senior operating management of Garden Distribution as of the Distribution Date follow.

   William E. Brown is the interim Chief Executive Officer. Mr. Brown is also the Chairman of the Board and Chief Executive Officer of Central and has held those positions since 1980.

   Robert B. Jones is the interim Chief Financial Officer and Secretary. Mr. Jones is also a Vice President of Central and has held this position since 1993. From 1993 until January 2000, Mr. Jones also served as Central's Chief Financial Officer and from May 1994 until January 2000 as Central's Secretary.

   Richard A. Wiepking is the Treasurer. Mr. Wiepking joined Central in June 1996 as Vice President, Finance. From 1990 to June 1996, he was Chief Financial Officer of CyberVision Systems, Inc., a direct marketing company.

Summary of Executive Compensation

   The following table sets forth the compensation received by Garden Distribution's Interim Chief Executive Officer and the two other executive officers of Garden Distribution who, based on employment with Central, were the most highly compensated for fiscal 1999. The amounts included in the table below relate to the compensation of each individual allocated to Garden Distribution based upon level of time invested in Garden Distribution. Therefore, these amounts will change subsequent to the spin-off and based on the hiring of individuals to fill on a permanent basis the interim positions of the Chief Executive Officer and Chief Financial Officer and the adoption of the incentive plans by Garden Distribution as discussed below.

                              Summary Compensation

                                                                             Long-Term
                                            Annual Compensation         Compensation Awards
                                      ------------------------------- ------------------------
                                                         Other Annual Restricted  Securities    All Other
                                                         Compensation   Stock     Underlying     Compen-
Name and Principal Position      Year Salary($) Bonus($)    ($)(1)    Awards($)  Options(#)(2) sation($)(3)
---------------------------      ---- --------- -------- ------------ ---------- ------------- ------------
William E. Brown................ 1999  293,000      --       --          --             --          --
 Interim Chief Executive Officer 1998  290,000      --       --          --             --          --
                                 1997  247,000      --       --          --         247,000         --


Robert B. Jones................. 1999  147,000      --       --          --          33,000       1,972(3)
 Interim Chief Financial Officer 1998  157,000      --       --          --          22,000       1,901(3)
                                 1997  133,204   15,000      --          --          15,000       2,102(3)


Richard A. Wiepking............. 1999  134,610      --       --          --          10,000(4)      --
 Treasurer                       1998  131,324      --       --          --           2,000         --
                                 1997  127,500      --       --          --           5,000         --

--------
(1) While certain of the named executive officers enjoy certain perquisites, for fiscal years 1999, 1998 and 1997 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.
(2) The options listed in this column are options to purchase Central Common Stock and do not reflect the adjustments discussed in "--Treatment of Outstanding Central Stock Options." See also "Arrangements Between Central and Garden Distribution Relating to the Spin-Off--Benefits Sharing Agreement."
(3) Represents the matching contribution which Central made on behalf of each executive officer to the Central 401(k) Plan.
(4) Includes options to purchase 8,000 shares of Central Common Stock that were repriced in fiscal year 1999, which were originally granted in fiscal years 1996 and 1997.

Treatment of Outstanding Central Stock Options

   Effective on the Distribution Date, holders of outstanding options to purchase Central Common Stock under Central's existing long-term incentive plan will have their interests adjusted. The only purpose of these adjustments is to maintain the aggregate "spread" between the exercise price and the fair market value of the outstanding Central Options taking into account the Spin-Off. The Audit and Compensation Committee of Central's Board of Directors has approved formulae to adjust the exercise price and award size of Central Options pursuant to the terms and provisions of each such grant and the Central long-term incentive plan.

   Employees of Garden Distribution who hold Central Options as of the Distribution Date will retain the Central Options, subject to the following adjustments to the exercise price and number of shares subject to each such option (each, an "Adjusted Central Option"). The exercise price of each Adjusted Central Option shall be determined by multiplying the Central Option exercise price prior to the Spin-Off by a fraction, which shall be no greater than 1.0 (the "Central Conversion Ratio"), where the numerator is the composite volume weighted average price of Central Common Stock trading without Garden Distribution for the trading days during the pricing period to be determined at a future date (the "Per Share Post-Spin-Off Central Common Stock Price") and the denominator is the Per Share Pre-Spin-Off Central Common Stock Price. The number of shares of

Central Common Stock subject to each Adjusted Central Option will equal the number of shares subject to such Central Option prior to the Spin-Off divided by the Central Conversion Ratio. All other terms of the Adjusted Central Options shall be the same as the terms of the pre-adjustment Central Options, except that Central will waive all post-termination exercise periods that are shorter than the remaining term of the option.

   Employees of Central who will continue to be employed by Central after the Distribution Date and hold any Central Options, and holders of any Central Options who retire or who have retired from Central on or prior to the Distribution Date, will retain such options, subject to the adjustments to the exercise price and number of shares described in the previous paragraph. All other terms of such Adjusted Central Options will remain the same.

Garden Distribution Incentive Plans

   On or prior to the Distribution Date, the Garden Distribution Board will adopt, and Central, as sole stockholder of Garden Distribution will approve, the following incentive compensation plans.

 Stock Incentive Plan

   The Garden Distribution stock incentive plan is expected to provide for the grant of various types of long-term incentive awards to selected employees, consultants and directors of Garden Distribution, consistent with the objectives and restrictions of the plan. Although these awards may include non-qualified stock options, incentive stock options eligible for preferential tax treatment under the Code, stock appreciation rights, and restricted stock awards, it is expected that only stock options will be granted under the plan initially. The term of the plan is expected to be ten years from the effective date.

   The plan will vest broad powers in the Audit and Compensation Committee of Garden Distribution's Board of Directors to administer and interpret the plan. This power will include the authority to select the persons to be granted awards, to determine the terms, goals and conditions of awards, and to determine whether such goals and conditions have been met.

   While the precise number of available shares is yet to be determined, it is anticipated that Garden Distribution will grant options for Garden Distribution Common Stock to senior management of Garden Distribution following the Spin-Off. A total of 275,000 shares of Garden Distribution Common Stock will be available for issuance under Garden Distribution's long-term incentive plan.

 Defined Contribution Plans

   It is anticipated that Garden Distribution will establish a defined contribution 401(k) plan for its employees on terms substantially similar to the Central Garden and Pet Investment Growth Plan and that account balances of affected employees under each Central plan will be transferred subsequently to the Garden Distribution plan. After the Spin-Off, the Central plan and Garden Distribution plan will each offer, along with mutual funds, two common stock funds as investment alternatives: (i) a Garden Distribution common stock fund and (ii) a Central common stock fund. Garden Distribution plan participants will be able to maintain or increase their holdings in Central stock in the Garden Distribution plan and will be allowed to transfer their account balances out of the Central stock fund in the transferred Central accounts.

 Employee Stock Purchase Plan

   As of the Spin-Off, Garden Distribution employees will become ineligible to participate in the Central Employee Stock Purchase Plan. Accordingly, the accumulated contributions of Garden Distribution employees will be refunded as soon as reasonably possible.

 Other Benefit Plans

   It is expected that Garden Distribution will adopt a number of plans to provide certain employee welfare benefits to active employees of Garden Distribution after the Distribution Date. These plans may include medical, dental, vision, prescription drug, short and long-term disability, group life insurance, severance and other benefits, and the Garden Distribution Board will reserve the right to amend, suspend or terminate any of these welfare plans.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS,
            DIRECTORS AND EXECUTIVE OFFICERS OF GARDEN DISTRIBUTION

   None of the present executive officers or directors of Garden Distribution currently owns any shares of Garden Distribution Common Stock. All such shares are currently owned by Central. However, the executive officers and directors of Garden Distribution will, by virtue of their ownership of Central stock, receive shares of Garden Distribution Common Stock or Class B Stock in the Spin-Off. It is anticipated that grants of options to purchase Garden Distribution Common Stock will be granted to senior management of Garden Distribution.

   The following table sets forth the number of shares of Central stock beneficially owned on March 25, 2000 by each of the persons expected to serve as directors of Garden Distribution after the Spin-Off, the executive officers of Garden Distribution listed in the Summary Compensation Table in "Management--Summary of Executive Compensation," each holder known to Central to be the beneficial owner of more than five percent of any class of Central's voting stock, and all directors and executive officers of Garden Distribution as a group. The table does not reflect the adjustments to Central Options referred to in the preceding paragraph.

                                          Shares Beneficially Owned as of
                                                  March 25, 2000
                                      -----------------------------------------
                                        Number of      Number of
Beneficial Owner                      Class B Shares Common Shares   Percent(1)
----------------                      -------------- -------------   ----------
William E. Brown(2).................    1,606,159        320,000(3)     10.3%
Brooks M. Pennington III(4).........          --       1,669,552         9.0
Dimensional Fund Advisors Inc.(5)...          --       1,443,400(6)      8.6
Strong Capital Management, Inc.(7)..          --         848,750(8)      5.0
Richard A Wiepking..................          --           8,000(9)       *
Robert B. Jones.....................          --          47,403(10)      *
All directors and officers as a
 group (3 persons)..................    1,606,159        375,403(11)    10.5

--------
 (*) Less than 1%.
 (1) Represents the number of shares of Class B Stock and Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock and Common Stock outstanding.
 (2) The address of Mr. Brown is 3697 Mt. Diablo Boulevard, Lafayette, California 94549.
 (3) Includes 180,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 25, 2000.
 (4) The address of Mr. Pennington is 1280 Atlanta Highway, Madison, Georgia 30650.
 (5) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
 (6) Based on a Schedule 13G/A filed reflecting beneficial ownership as of December 31, 1999.
 (7) The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.
 (8) Based on a Schedule 13G/A filed reflecting beneficial ownership as of April 30, 2000.
 (9) Includes 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 25, 2000.
(10) Includes 45,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 25, 2000.
(11) Includes 233,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 25, 2000.

   The foregoing information relating to owners of Central Stock is based upon Central's existing stock records and data supplied to Central by such owners as of March 25, 2000.

                        ARRANGEMENTS BETWEEN CENTRAL AND
                  GARDEN DISTRIBUTION RELATING TO THE SPIN-OFF

   To govern certain of the ongoing relationships between Central and Garden Distribution after the Spin-Off and to provide mechanisms for an orderly transition, Central and Garden Distribution, or their respective subsidiaries, as applicable, will enter into the various agreements described below. Certain of the agreements summarized below will be included as exhibits to the Registration Statement, and the following summaries are qualified in their entirety by reference to the agreements as filed.

Distribution Agreement

   The Distribution Agreement will provide for, among other things, the principal corporate transactions required to effect the Spin-Off and certain other matters governing the relationship between Garden Distribution and Central with respect to or in consequence of the Spin-Off.

   The Distribution Agreement contains provisions designed principally to place with Garden Distribution, on an "as is, where is" basis, the assets currently related to the Garden Distribution Business and financial responsibility for known and contingent or unknown liabilities of the Garden Distribution Business. As discussed in detail under "Certain Special Considerations--Risks Relating to the Operations of Garden Distribution's Business," Central has agreed to indemnify Garden Distribution for Garden Distribution's liabilities to Scotts and Monsanto which could arise as a result of disputes arising from the Solaris Agreement. In addition, certain other assets and liabilities of Central described in the Distribution Agreement will be contributed to, or assumed by, Garden Distribution. These additional liabilities include, among others, liabilities associated with the new credit facility to be assumed by Garden Distribution on or prior to the Distribution Date.

   The Distribution Agreement further provides that all intercompany receivables, payables and loans between Central and Garden Distribution will be released and discharged as of the Distribution Date. Each of Garden Distribution and Central will release the other from all other obligations and liabilities owed to such party existing on the Distribution Date, other than liabilities and obligations arising under the Distribution Agreement and the other agreements entered into in connection with the Spin-Off. Likewise, each of Central and Garden Distribution will indemnify the other for liabilities arising from a breach of such agreements or the failure to pay or discharge the liabilities assumed by such party under the Distribution Agreement.

   The Distribution Agreement will contain a non-competition covenant that will prohibit Garden Distribution from engaging in certain of Central's core businesses in the U.S. for a period of three years following the Distribution Date. This covenant has been negotiated to protect the interests of Central stockholders in view of the close familiarity of Garden Distribution's senior management with the proprietary business and marketing plans and strategies (and other confidential information) associated with Central's branded products businesses, as well as the transfer to Garden Distribution pursuant to the Distribution Agreement of assets and resources which could be used in such businesses. Under the terms of the covenant, for a period of three years after the Distribution Date Garden Distribution will, in general, be prohibited from manufacturing or importing products to the extent such products are substantially similar to those products manufactured or imported by Central as of the Distribution Date.

   Under the Distribution Agreement and other related agreements, Central and Garden Distribution will agree that Garden Distribution will have the right to use a portion of Central's headquarters in Lafayette, California for a transition period. Garden Distribution will be obligated to pay its share of the costs and expenses associated with the operation and maintenance of the facility.

   Garden Distribution is currently an additional named insured under all applicable Central insurance policies and claim service agreements. Under the Distribution Agreement, Garden Distribution will be entitled to the benefit of coverage from Central's property and liability insurance policies to the extent coverage is applicable or potentially available and where limits of liability have not been exhausted, either on a per occurrence or aggregate basis. To the extent that these policies feature a deductible or self-insured retention, Garden Distribution will assume legal and financial responsibility for such deductibles or retentions.

   Applicable insurance policies include, but are not limited to, Workers' Compensation, Commercial General Liability (including product liability), Commercial Automobile Liability, Commercial Excess/Umbrella Liability, Directors' and Officers' Liability, Fiduciary Liability, Commercial Comprehensive Crime, Property, and Ocean Marine Insurance. The terms and conditions of these policies, including limits of liability, will not be amended as a consequence of the Spin-Off.

   The Distribution Agreement will provide that the Spin-Off is subject to a number of conditions which are described under "The Spin-Off--Conditions; Termination." The Distribution Agreement may be amended or terminated, and the Spin-Off may be canceled, or certain conditions to the Spin-Off may be waived, at any time prior to the Distribution Date, in the sole discretion of the Central Board.

Benefits Sharing Agreement

   Prior to the date of the Spin-Off, Central and Garden Distribution will enter into a Benefits Sharing Agreement (the "Benefits Agreement") to set forth the manner in which assets and liabilities under employee benefit plans and other employment-related liabilities will be divided between them, and to help ensure a smooth transition for employees' benefits in the Spin-Off. In general, Garden Distribution will be responsible for compensation and employee benefits relating to its employees. It is intended that Garden Distribution will receive corresponding plan assets under the plans that are qualified under the Code, but will receive no assets with respect to liabilities under non-qualified plans.

   The Benefits Agreement will also provide for the treatment of outstanding Central Options. At the time of the Spin-Off, Central Options held by employees who will be employed by Garden Distribution after the Spin-Off will be retained by such employees, except that the terms of such options will be adjusted in the manner described in "Management--Treatment of Outstanding Central Stock Awards." Central Options held by employees who will be employed by Central after the Spin-Off will be unaffected by the Spin-Off and will be retained by such employees, except that the terms of such options will be adjusted in the same manner as the Central Options held by Garden Distribution employees. For additional information with respect to the treatment of Central Options in the Spin-Off, see "Management-- Treatment of Outstanding Central Stock Awards." Following the Spin-Off, Garden Distribution will be responsible for delivering shares of Garden Distribution Common Stock upon exercise of Garden Distribution Options, and Central will be responsible for the delivery of shares of Central Stock upon exercise of Central Options.

   See "Management--Treatment of Outstanding Central Stock Options" for a more detailed description of the effect of the Spin-Off on unexercised Central Options.

Tax Sharing And Indemnification Agreement

   On or prior to the Distribution Date, Garden Distribution and Central will enter into a Tax Sharing and Indemnification Agreement that will set forth each party's rights and obligations with respect to payment and refunds, if any, with respect to taxes for periods before and after the Distribution Date and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

   In general, Central will be responsible for filing consolidated U.S. federal and consolidated, combined or unitary state income tax returns for periods through the Distribution Date, and for paying the taxes relating to such returns including any subsequent adjustments resulting from the redetermination of such tax liability by the applicable taxing authorities. Garden Distribution will generally be responsible for all taxes imposed on Garden Distribution or its subsidiaries for periods (or portions thereof) commencing on or after the Distribution, and for all taxes imposed on Garden Distribution or its subsidiaries on a separate return basis. The

Tax Sharing and Indemnification Agreement will also allocate liability between Central and Garden Distribution for any taxes which may arise in connection with separating the Garden Distribution Business from Central businesses.

   Pursuant to the Tax Sharing and Indemnification Agreement, Garden Distribution will agree that for a two-year period following the Distribution Date (i) Garden Distribution will continue to engage in the Garden Distribution Business, (ii) Garden Distribution will continue to own and manage at least 50% of the assets which it owns directly or indirectly immediately after the Distribution Date and (iii) Garden Distribution will not, unless it obtains an IRS tax ruling or a legal opinion reasonably satisfactory to Central that such transaction will not cause the Spin-Off to be taxable for U.S. federal income tax purposes, engage in a number of specified transactions. Transactions subject to these restrictions will include, among other things, issuances of Garden Distribution Common Stock or Garden Distribution Class B Stock (or certain derivatives thereof) in amounts which would equal or exceed 40% of the outstanding Garden Distribution Common Stock or Garden Distribution Class B Stock immediately after the Distribution Date, issuances of instruments other than Garden Distribution Common Stock or Garden Distribution Class B Stock (or derivatives thereof) constituting equity for U.S. federal tax purposes, certain redemptions and other acquisitions of capital stock or equity securities of Garden Distribution, or the merger, dissolution or liquidation of Garden Distribution.

   In addition, under the Tax Sharing and Indemnification Agreement, Garden Distribution will agree to indemnify Central for tax liabilities arising from a breach of the foregoing provisions, as well as tax liabilities (including the tax liabilities of Central's stockholders to the extent such liability is imposed upon or assumed by Central) arising from acquisitions of Garden Distribution Common Stock (or any other class of Garden Distribution Stock), or commencement of any tender or exchange offers for Garden Distribution Common Stock (or any other class of Garden Distribution Stock), during the two-year period following the Spin-Off, the consummation of which result in the Spin-Off being taxable for U.S. federal income tax purposes.

   If the obligations of Garden Distribution under the Tax Sharing and Indemnification Agreement were breached and the Spin-Off were to fail to qualify as tax-free for U.S. federal income tax purposes as a result of such breach, Garden Distribution would be required to indemnify Central for the tax liabilities described above. This indemnification obligation could exceed the net worth of Garden Distribution at such time.

   Though valid as between the parties thereto, the Tax Sharing and Indemnification Agreement is not binding on the IRS and does not affect the several liability of Central, Garden Distribution and their respective subsidiaries to the IRS for all U.S. federal taxes of the consolidated group relating to periods prior to the Distribution Date.

Transition Services Agreement

   On or prior to the Distribution Date, Central and Garden Distribution will enter into a Transition Services Agreement pursuant to which Central and Garden Distribution will provide each other with transitional administrative and support services for a period of time not expected to exceed 12 months. The Transition Services Agreement will provide that Garden Distribution will pay a fee to Central intended to approximate Central's cost for such services.

   The Transition Services Agreement will provide that Garden Distribution will indemnify Central for all claims, losses, damages, liabilities and costs incurred by Central to a third party arising in connection with the provision of a service under the agreement, other than those costs resulting from Central's willful misconduct or gross negligence. In general, Garden Distribution can terminate a transition service after an agreed notice period.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Garden Distribution's authorized capital stock consists of 7,500,000 shares of Garden Distribution Common Stock, $0.01 par value, 200,000 shares of Garden Distribution Class B Stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value, ("Garden Distribution Preferred Stock"). No shares of Garden Distribution Preferred Stock will be issued in connection with the Spin-Off. Based on the number of shares of Central Common Stock and Central Class B Stock outstanding at March 25, 2000, approximately 1,691,469 shares of Garden Distribution Common Stock and approximately 165,796 shares of Garden Distribution Class B Stock will be issued to stockholders of Central in the Spin-Off. All of the shares of Garden Distribution Common Stock issued in the Spin-Off will be validly issued, fully paid and nonassessable. No holder of any capital stock of Garden Distribution authorized as of the Distribution Date will have any preemptive right to subscribe to any securities of Garden Distribution of any kind or class.

   The following description of Garden Distribution's capital stock does not purport to be complete and is subject to and is qualified in its entirety by the description of the capital stock contained in Garden Distribution's Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Information Statement is a part.

Garden Distribution Common Stock and Garden Distribution Class B Stock

   Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Garden Distribution Common Stock and the Garden Distribution Class B Stock are identical in all respects, except that (i) the holders of Garden Distribution Common Stock are entitled to one vote per share and the holders of Garden Distribution Class B Stock are entitled to the lesser of ten votes per shares or 49% of the total votes cast, (ii) stock dividends on Garden Distribution Common Stock may be paid only in shares of Garden Distribution Common Stock and stock dividends on Garden Distribution Class B Stock may be paid only in shares of Garden Distribution Class B Stock and (iii) shares of Garden Distribution Class B Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under "Conversion Rights and Restrictions on Transfer of Class B Stock." Except as described above, issuances of additional shares of Garden Distribution Class B Stock and modifications of the terms of the Garden Distribution Class B Stock require the approval of a majority of the holders of the Garden Distribution Common Stock and Garden Distribution Class B Stock, voting as separate classes. The Certificate of Incorporation cannot be modified, revised or amended without the affirmative vote of the majority of outstanding shares of Garden Distribution Common Stock and Garden Distribution Class B Stock, voting separately as a class. Except as described above or as required by law, holders of Garden Distribution Common Stock and Garden Distribution Class B Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. The stockholders are not entitled to vote cumulatively for the election of directors.

   Each share of Garden Distribution Common Stock and Garden Distribution Class B Stock is entitled to receive dividends if, as and when declared by the Board of Directors of Garden Distribution out of funds legally available therefor. The Garden Distribution Common Stock and Garden Distribution Class B Stock share equally, on a share-for-share basis, in any cash dividends declared by the Board of Directors.

   Stockholders of Garden Distribution have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Garden Distribution Preferred Stock, all holders of Garden Distribution Common Stock and Garden Distribution Class B Stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Garden Distribution. No Garden Distribution Common Stock or Garden Distribution Class B Stock is subject to redemption or a sinking fund.

   Conversion Rights and Restrictions on Transfer of Garden Distribution Class B Stock. The Garden Distribution Common Stock has no conversion rights. However, at the option of the holder, each share of Garden Distribution Class B Stock is convertible at any time and from time to time into one share of Garden Distribution Common Stock. If at any time the holders of a majority of outstanding shares of Garden Distribution Class B Stock vote to convert the outstanding shares of Garden Distribution Class B Stock to Garden Distribution Common Stock, then all outstanding shares of Garden Distribution Class B Stock shall be deemed automatically converted into shares of Garden Distribution Common Stock.

   Garden Distribution's Certificate of Incorporation provides that any holder of shares of Garden Distribution Common B Stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to Garden Distribution for conversion into an equal number of shares of Garden Distribution Common Stock upon such transfer. Thereafter, such shares of Garden Distribution Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities law.

   Shares of Garden Distribution Class B Common Stock may not be transferred except generally to family members, certain trusts, heirs and devisees (collectively, "Permitted Transferees"). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or to the extent an entity no longer remains a Permitted Transferee, such shares of Garden Distribution Class B Stock will automatically convert into equal number of shares of Garden Distribution Common Stock. Accordingly, no trading market is expected to develop in the Garden Distribution Class B Stock and the Garden Distribution Class B Stock will not be listed or traded on any exchange or in any market.

   Effects of Disproportionate Voting Rights. The Disproportionate voting rights of the Garden Distribution Common Stock and Garden Distribution Class B Stock could have an adverse effect on the market price of the Garden Distribution Common Stock. Such disproportionate voting rights may make Garden Distribution a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by stockholders of Garden Distribution other than the holders of the Garden Distribution Class B Stock. Accordingly, such disproportionate voting rights may deprive holders of Garden Distribution Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at such a premium price.

Garden Distribution Preferred Stock

   The Board of Directors has the authority to cause Garden Distribution to issue up to 500,000 shares of Garden Distribution Preferred Sock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Garden Distribution Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Garden Distribution Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Garden Distribution Common Stock.

Section 203 of the Delaware General Corporation Law

   Garden Distribution is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits under certain circumstances, a Delaware corporation whose stock is publicly traded or held in record by more than 2,000 stockholders, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction which the person became an interested stockholder, unless

  . the corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (Garden Distribution has not made such an election);

  . prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

  . the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

  . the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).

   "Interested stockholder" is a person who, together with affiliates and associates, owns (or, if such person is an affiliate or associate of the corporation, any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for Garden Distribution's Common Stock and Garden Distribution's Class B Stock.

                         LIABILITY AND INDEMNIFICATION
                OF OFFICERS AND DIRECTORS OF GARDEN DISTRIBUTION

Limitation Of Liability

   The Garden Distribution Charter provides that a director of Garden Distribution will not be personally liable to Garden Distribution or its stockholders for monetary damages for breach of any duty owed to Garden Distribution or its stockholders, except that such provision shall not relieve a director from liability for any breach of duty based upon an act or omission

  . in breach of such person's duty of loyalty to Garden Distribution or its stockholders,

  .  not in good faith or involving a violation of law or

  .  resulting in receipt by such director of an improper personal benefit.

   As used in the Garden Distribution Charter, an act or omission in breach of a person's duty of loyalty means an act or omission which that director knows or believes to be contrary to the best interests of Garden Distribution or its stockholders in connection with a matter in which such director has a material conflict of interest.

   While the Garden Distribution Charter provides directors with protection from awards for monetary damages for certain breaches of their duty of care, it does not eliminate such duty. Accordingly, the Garden Distribution Charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Garden Distribution Charter described above apply to an officer of Garden Distribution only if he or she is a director of Garden Distribution and is acting in his or her capacity as director, and do not apply to officers of Garden Distribution who are not directors.

Indemnification Of Officers And Directors

   The Garden Distribution Bylaws provide that each person who is or was or has agreed to become a director or officer of Garden Distribution, or each such person who is or was serving or has agreed to serve at the request of Garden Distribution as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by Garden Distribution in accordance with the procedures set forth in the Garden Distribution Bylaws, to the fullest extent permitted from time to time by Delaware law, as the same exists or may hereafter be amended or any other applicable laws as currently or hereafter in effect. Garden Distribution will be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Garden Distribution Board or is an appropriate proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Garden Distribution Bylaws or otherwise by Garden Distribution's Board. In addition, Garden Distribution may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Garden Distribution Bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

   Garden Distribution has filed the Registration Statement with the Commission concerning the shares of Garden Distribution Common Stock being received by Central stockholders in the Spin-Off. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this document concerning the contents of any contract, agreement or other document referred to herein are summaries of certain provisions thereof. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   The Registration Statement and the exhibits and schedules thereto filed by Garden Distribution may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the Nasdaq National Market, 20 Broad Street, New York, New York 10005 or accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). You can get further information from the Commission's Public Reference Room by calling 1-800-SEC-0330.

   Following the Spin-Off, Garden Distribution will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Garden Distribution will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

   No person is authorized by Central or Garden Distribution to give any information or to make any representations other than those contained in this document, and if given or made, such information or representations must not be relied upon as having been authorized.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Independent Auditors' Report............................................. F-2

Consolidated Balance Sheets, September 26, 1998 and September 25, 1999
 and March 25, 2000 (unaudited).......................................... F-3

Consolidated Statements of Income and Changes in Parent's Net Investment
 for Fiscal Years Ended September 27, 1997, September 26, 1998 and
 September 25, 1999 and the Six Months Ended March 27, 1999 (unaudited)
 and March 25, 2000 (unaudited).......................................... F-4

Consolidated Statements of Cash Flows for Fiscal Years Ended September
 27, 1997, September 26, 1998 and September 25, 1999 and the Six Months
 Ended March 27, 1999 (unaudited) and March 25, 2000 (unaudited)......... F-5

Notes to Consolidated Financial Statements for Fiscal Years Ended
 September 27, 1997, September 26, 1998 and September 25, 1999 and the
 Six Month Periods Ended March 27, 1999 and March 25,
 2000 ................................................................... F-6

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Central Garden Distribution Inc.
Lafayette, California

   We have audited the accompanying consolidated balance sheets of Central Garden Distribution Inc. and subsidiary (the "Company"), currently a division of Central Garden & Pet Company, as of September 26, 1998 and September 25, 1999, and the related consolidated statements of income and changes in parent's net investment and of cash flows for each of the fiscal years in the three-year period ended September 25, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 26, 1998 and September 25, 1999, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended September 25, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
December 20, 1999

                        CENTRAL GARDEN DISTRIBUTION INC.

                          CONSOLIDATED BALANCE SHEETS

                                         September 26, September 25,  March 25,
                                             1998          1999         2000
                                         ------------- ------------- -----------
                                                                     (unaudited)
                                                 (dollars in thousands)
                ASSETS
Current assets:
 Cash..................................    $    --       $    --      $    --
 Accounts receivable, less allowance
  for doubtful accounts of $1,860,
  $1,858, and $2,099 (unaudited).......      63,121        46,976       88,616
 Inventories held for return to
  manufacturer.........................         --         75,887          --
 Inventories...........................     162,692        80,751      124,188
 Prepaid expenses and other assets.....       3,557         5,021        4,092
                                           --------      --------     --------
  Total current assets.................     229,370       208,635      216,896

Land, buildings, improvements and
 equipment:
 Land..................................          73            73           73
 Buildings and improvements............       3,446         3,357        3,313
 Transportation equipment..............       1,825         1,829        1,696
 Machinery and warehouse equipment.....       5,687         6,886        6,745
 Office furniture and equipment........       8,327        10,343        9,611
                                           --------      --------     --------
  Total................................      19,358        22,488       21,438
 Less accumulated depreciation and
  amortization.........................      11,758        13,340       13,035
                                           --------      --------     --------
  Land, buildings, improvements and
   equipment--net......................       7,600         9,148        8,403
Goodwill...............................      20,533        19,841       18,941
Other assets...........................      11,116         7,707        6,568
                                           --------      --------     --------
  Total................................    $268,619      $245,331     $250,808
                                           ========      ========     ========

LIABILITIES AND PARENT'S NET INVESTMENT

Current liabilities:
 Accounts payable......................    $100,894      $127,377     $121,665
 Accrued expenses......................      18,121        18,043        7,346
                                           --------      --------     --------
  Total current liabilities............     119,015       145,420      129,011
Deferred income taxes and other long-
 term obligations......................       3,117         3,466        3,466

Commitments and contingencies                   --            --           --
Parent's net investment................     146,487        96,445      118,331
                                           --------      --------     --------
  Total................................    $268,619      $245,331     $250,808
                                           ========      ========     ========


                See notes to consolidated financial statements.

                        CENTRAL GARDEN DISTRIBUTION INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     AND CHANGES IN PARENT'S NET INVESTMENT

                                      Fiscal Year Ended             Six Months Ended
                          ----------------------------------------- ------------------
                          September 27, September 26, September 25,  March     March
                              1997          1998          1999      27, 1999  25, 2000
                          ------------- ------------- ------------- --------  --------
                                                                       (unaudited)
                                   (in thousands, except per share amounts)
Net sales...............    $586,892      $681,167      $752,094    $298,531  $195,828
Cost of goods sold and
 occupancy..............     514,322       591,370       656,396     266,543   168,069
                            --------      --------      --------    --------  --------
  Gross profit..........      72,570        89,797        95,698      31,988    27,759
Selling, general and
 administrative
 expenses...............      50,664        63,997        80,135      28,986    34,625
Other charges...........         --          1,926         1,839         --        --
                            --------      --------      --------    --------  --------
  Income (loss) before
   income taxes.........      21,906        23,874        13,724       3,002    (6,866)
Income taxes............       8,779         9,669         5,621       1,227    (2,807)
                            --------      --------      --------    --------  --------
Net income (loss).......      13,127        14,205         8,103       1,775    (4,059)
Parent's net investment,
 beginning balance......      99,969       114,498       146,487     146,487    96,445
Net contribution from
 (distribution to)
 Parent.................       1,402        17,784       (58,145)    (16,112)   25,945
                            --------      --------      --------    --------  --------
Parent's net investment,
 ending balance.........    $114,498      $146,487      $ 96,445    $132,150  $118,331
                            ========      ========      ========    ========  ========
Pro forma net income
 (loss) per common share
 (unaudited):
  Basic and diluted.....    $   7.07      $   7.65      $   4.36    $   0.96  $  (2.19)
                            ========      ========      ========    ========  ========
Pro forma weighted
 average shares
 outstanding
 (unaudited):
  Basic and diluted.....       1,857         1,857         1,857       1,857     1,857
                            ========      ========      ========    ========  ========


                See notes to consolidated financial statements.

                        CENTRAL GARDEN DISTRIBUTION INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     Fiscal Year Ended              Six Months Ended
                         ----------------------------------------- --------------------
                         September 27, September 26, September 25, March 27,  March 25,
                             1997          1998          1999        1999       2000
                         ------------- ------------- ------------- ---------  ---------
                                                                       (unaudited)
                                                (in thousands)
Cash flows from
 operating activities:
 Net income (loss)......   $ 13,127      $ 14,205      $  8,103    $   1,775  $ (4,059)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization.........      2,211         2,386         2,674        1,409     1,657
  Deferred income
   taxes................        235           291        (1,644)         --        --
  Loss (gain) on sale of
   land, building and
   improvements.........         72           (67)          (15)         --        --
  Changes in assets and
   liabilities:
   Receivables..........      5,891       (13,838)       16,145      (74,495)  (41,640)
   Inventories..........    (25,346)        4,134         6,054     (101,304)   32,451
   Prepaid expenses and
    other assets........        923        (4,150)        1,945        5,065     2,067
   Accounts payable.....     13,007       (24,562)       26,483      193,168    (5,708)
   Accrued expenses.....      3,948         4,483           (78)      (8,268)  (10,225)
   Other long-term
    obligations.........        117           810         1,993          --        --
                           --------      --------      --------    ---------  --------
    Net cash provided
     (used) by operating
     activities.........     14,185       (16,308)       61,660       17,350   (25,457)
                           --------      --------      --------    ---------  --------
Cash flows from
 investing activities:
 Additions to land,
  buildings,
  improvements and
  equipment.............       (999)       (1,476)       (3,515)      (1,238)     (488)
 Payments to acquire
  companies, net of cash
  acquired..............    (13,284)          --            --           --        --
                           --------      --------      --------    ---------  --------
    Net cash used by
     investing
     activities.........    (14,283)       (1,476)       (3,515)      (1,238)     (488)
                           --------      --------      --------    ---------  --------
Cash flows from
 financing activities:
 Payments on long-term
  debt..................     (1,304)          --            --           --        --
 Contribution
  from/(distribution to)
  parent--net...........      1,402        17,784       (58,145)     (16,112)   25,945
                           --------      --------      --------    ---------  --------
    Net cash provided
     (used) by financing
     activities.........         98        17,784       (58,145)     (16,112)   25,945
                           --------      --------      --------    ---------  --------
Net increase (decrease)
 in cash................        --            --            --           --        --
Cash at beginning of
 year...................        --            --            --           --        --
                           --------      --------      --------    ---------  --------
Cash at end of year.....   $    --       $    --       $    --     $     --   $    --
                           ========      ========      ========    =========  ========
Supplemental
 information:
 Assets (excluding cash)
  acquired through
  purchase of
  subsidiaries..........     20,434
 Liabilities assumed
  through purchase of
  subsidiaries..........     15,486


                See notes to consolidated financial statements.

                        CENTRAL GARDEN DISTRIBUTION INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Fiscal Years Ended September 27, 1997, September 26, 1998 and September 25,
                                      1999
       and the Six Month Periods Ended March 27, 1999 and March 25, 2000

1. Organization and Significant Accounting Policies

   Organization--Central Garden Distribution Inc., a Delaware corporation, and subsidiary (the "Company"), is a national supplier and merchandiser of lawn and garden products. The Company was included in the operations of Central Garden & Pet Company ("Central") prior to its spin-off into a separate public entity which will occur on or about July 29, 2000.

   The Solaris Agreement--Central entered into an agreement effective October 1, 1995 with The Solaris Group ("Solaris"), a strategic business unit of Monsanto Company, which manufactured Ortho, Round-up and Green Sweep lawn and garden products (the "Solaris Agreement"). Under the Solaris Agreement, which had a four year term, Central, primarily through the operations of the Company, in addition to serving as the master agent and master distributor for sales of Solaris products, provided a wide range of value-added services including logistics, order processing and fulfillment, inventory distribution and merchandising. However, Solaris continued to negotiate its sales prices directly with its direct sales accounts. The Solaris Agreement provided for Central to be reimbursed for costs incurred in connection with services provided to Solaris' direct sales accounts and to receive payments based on the growth of sales of Solaris products. Central was also entitled to share with Solaris in the economic benefits of certain cost reductions, to the extent achieved. The results of the activities encompassed by the Solaris Agreement have been included in the operations of the Company for the three fiscal year periods included herein and in its financial position as of September 26, 1998.

   In February 1999, Monsanto sold its Solaris lawn and garden business exclusive of its Roundup(R) herbicide products for consumer use to The Scotts Company ("Scotts") and entered into a separate, long-term, exclusive agreement pursuant to which Monsanto continues to make Roundup herbicide products for consumer use and Scotts markets the products. Scotts has been for many years a substantial supplier to Central and, in connection with its direct sales, a substantial purchaser of Company services. On September 30, 1999, the Solaris Agreement expired according to its terms.

   Scotts has altered its distribution systems for certain products, including Ortho(R) and Miracle-Gro(R) products and Monsanto's consumer Roundup products for which Scotts acts as Monsanto's exclusive sales agent. Beginning October 1, 1999, Scotts began to distribute Ortho and Roundup products through a system that involves a combination of distributors, of which the Company is the largest, as well as through direct sales by Scotts to certain major retailers. In addition, Scotts has begun to sell Miracle-Gro directly to certain retailers. The Company will continue to serve as a distributor of Scotts products during fiscal 2000. However, management believes that the Company's sales volume of Solaris products in fiscal 2000 will be reduced from the volume of fiscal 1999 by an estimated $200-$250 million.

   At September 25, 1999, the Company held approximately $76 million of inventory, which was returned to Scotts in accordance with the terms of the Solaris Agreement subsequent to fiscal year end. Such inventory has been recorded at its estimated net realizable value, and reported on the consolidated balance sheet as "Inventory held for return to manufacturer" as of September 25, 1999. The Company and Central have entered into an agreement whereby Central has agreed to indemnify the Company for all net accounts payable and receivable amounts due to or from Solaris which have not been accounted for in the financial statements as of September 25, 1999, as well as for any claims made against it related to the Agreement.

   Basis of Consolidation and Presentation--The Company has conducted its business as a division of Central, with some levels of management, personnel, facilities and accounting records. The Company has

                        CENTRAL GARDEN DISTRIBUTION INC.

historically depended on Central for corporate senior management and administrative functions, as well as for strategic marketing, financing, cash management, tax and payroll administration, property/casualty insurance, employee benefits administration, and certain other services. The fees for these services have been allocated to the Company, and reflected in the accompanying consolidated financial statements. Such charges have been allocated on a specific identification basis if known, square footage, or based on a percentage of revenues for general administrative functions. In the opinion of management, the fees included in the accompanying consolidated financial statements reflect a reasonable amount for the services received; however, such amounts were not established on an arm's-length basis and may not be the same as would have been incurred had the Company operated independent of Central. Nevertheless, management does not believe the Company would have incurred materially different operating expenses as an independent company.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition--Sales are recorded, net of estimated returns and discounts, when merchandise is shipped from Company warehouses, because title and risk of loss passes to its customer and the Company has no further obligations to provide services related to such merchandise, or when services are provided to customers. The Company's current practice on product returns generally is to accept and credit the return of unopened cases of products from customers where the quantity is small, where the product has been misshipped or the product is defective.

   Other Charges--In September 1999, the Company recorded other charges totaling $1.8 million associated with workforce reductions and facility closures.

   Of the $1.8 million charge, $0.1 million was recorded for exit related costs, primarily lease costs required to be paid subsequent to the expiration of the Solaris Agreement.

   The Company initiated a plan for closure of three distribution centers as well as a workforce reduction which is expected to be completed by the end of the first quarter of fiscal 2000. Also included in the $1.8 million charge is $1.7 million related to such closures and workforce reductions. Of this charge, $0.4 million was required to reduce the carrying value of certain facility assets which will no longer be used and are expected to be disposed of during the first half of fiscal 2000. Also related to such closures, a charge of $0.4 million was recorded for other exit-related costs. These primarily consist of lease costs and property taxes and other facility costs required to be paid subsequent to the termination of operations. As part of this plan, the Company recorded a severance charge of $0.6 million for workforce reductions. The severance charge relates to the termination of 70 employees, primarily in the sales force and distribution centers and associated administrative functions. Severance of $0.2 million was paid during fiscal 1999 which related to the termination of 51 employees. The remaining severance will be paid in fiscal 2000. The Company also recorded a charge of $0.3 million to reduce the carrying value of inventory and receivables to their estimated recoverable value.
$0.9 million of the $1.8 million other charges recorded in September 1999 is included in accrued expenses as of September 25, 1999.

   In fiscal 1998, the Company recorded other charges totaling $1.9 million. These charges related to the closure of two of the Company's branches and included costs incurred during the close down process and other exit-related costs.

                        CENTRAL GARDEN DISTRIBUTION INC.

   Income Taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The Company's taxable income has been included in Central's consolidated tax returns. The provision for income taxes in the Company's consolidated financial statements has been determined on a separate-return basis, accordingly the amounts represented as taxes payable or receivable represent payables to or receivables from the parent. Deferred income taxes result primarily from bad debt allowances, inventory reserves, depreciation and nondeductible reserves.

   Inventories, which primarily consist of garden products finished goods are stated at the lower of FIFO cost or market. Cost includes certain indirect purchasing, merchandise handling and storage costs.

   Inventories held for return to manufacturer consist of Solaris inventory returned subsequent to September 25, 1999 in accordance with the terms of the Solaris Agreement.

   Long-lived assets--The Company periodically reviews its long-lived assets, including goodwill, for potential impairment based on a review of projected undiscounted cash flows associated with these assets.

   Land, buildings, improvements and equipment are stated at cost. Depreciation is computed by the straight-line method over thirty years for buildings. Improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the terms of the related leases. Depreciation on equipment is computed by the straight-line and accelerated methods over the estimated useful lives of 3 to 10 years.

   Goodwill is amortized using the straight-line method over periods ranging from 20 to 40 years. Accumulated amortization totaled $3,140,000 and $3,942,000 at September 26, 1998 and September 25, 1999, respectively.

   Fair Value of Financial Instruments--At September 26, 1998 and September 25, 1999, the carrying amount of cash, accounts receivable and accounts payable approximates its fair value.

   New Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in either assets or liabilities. As amended in June 1999 by SFAS No. 137 this statement is effective for all fiscal years beginning after June 15, 2000 and is not to be applied retroactively to financial statements for prior periods. The impact of adoption of the standard has not yet been determined.

   SFAS No. 130 requires an enterprise report, by major components and as a single total, the change in its net assets, during the period from non-owner sources. The Company does not have any items of Other Comprehensive Income, as defined by SFAS No. 130, and thus Net Income is equal to Comprehensive Income.

   SFAS No. 131 establishes annual and interim reporting standards for a enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. The Company's operations include only activities related to the sale of lawn and garden products to retailers through similar distribution centers throughout the United States and comprise one segment.

   Pro forma earnings per share (unaudited) for all periods have been computed based on the Company shares estimated to be outstanding as of the spin-off date. The earnings per share computation excludes the potential dilutive impact of stock options as there are currently no options outstanding of the Company and any estimate of prior grants would not be practicable.

                        CENTRAL GARDEN DISTRIBUTION INC.

   Stock Plan Information--The Company intends to implement various incentive plans, to include a stock option plan and defined contribution 401(k) plan. The Company will account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Employees of the Company who held options in Central prior to the spin-off date will retain those options, which are exercisable into shares of Central stock and will have no effect on the financial position of results of operations of the Company.

 Unaudited Interim Financial Statements

   Unaudited interim financial statements as of March 25, 2000 and for the six-month periods ended March 27, 1999 and March 25, 2000 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of the operations for the full year.

2. Acquisitions

 Fiscal 1997

   In March 1997, the Company acquired a 33.3% equity interest in Commerce LLC, a distributor of lawn and garden products, which is being accounted for under the equity method. In May 1997, the Company acquired Ezell Nursery Supply, Inc., a distributor of lawn and garden, barbecue and patio products. The purchase price for these two acquisitions totaled $17 million, including the issuance of 193,104 shares of common stock at a value of $4 million. The purchase price exceeded the fair market value of net assets acquired by $14 million which was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

   These acquisitions have been accounted for under the purchase method and have been included in the Company's consolidated statements of income from the dates of acquisition.

   Unaudited Pro Forma Results of Operations--The following table summarizes on a pro forma basis the combined results of operations of the Company and its subsidiaries for fiscal 1997 as if the fiscal year 1997 acquisitions were made on September 29, 1996. The pro forma results of operations reflects the amortization of goodwill which would have been incurred. Although this pro forma combined information includes the results of operations of the acquisition, it does not necessarily reflect the results of operations that would have occurred had the acquisition been managed by the Company prior to its acquisition.

                                                             Fiscal Year Ended
                                                             September 27, 1997
                                                            --------------------
                                                                (unaudited,
                                                            in thousands, except
                                                             per share amounts)
   Net sales...............................................       $615,941
   Gross profit............................................         78,237
   Income before income taxes..............................         19,842
   Net income..............................................         11,907

   Net income per share:
     Basic and diluted.....................................       $   6.41
   Weighted average common shares outstanding:
     Basic and diluted.....................................          1,857

                        CENTRAL GARDEN DISTRIBUTION INC.

3. Concentration of Credit Risk and Significant Customers and Suppliers

   Customer Concentration--Approximately 61%, 64% and 65% of the Company's net sales for fiscal years 1997, 1998 and 1999, respectively, were derived from sales to the Company's top ten customers. The Company's largest customer accounted for approximately 28%, 29% and 29% of the Company's net sales for fiscal years 1997, 1998 and 1999, respectively. The Company's second largest customer accounted for approximately 12%, 13% and 15% of the Company's net sales for fiscal years 1997, 1998 and 1999, respectively. The Company's third largest customer accounted for approximately 13% and 15% of the Company's net sales for fiscal years 1998 and 1999, respectively. The loss of, or significant adverse change in, the relationship between the Company and any of these three customers could have a material adverse effect on the Company's business and financial results. The loss of or reduction in orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or the Company's inability to collect accounts receivable from any major customer could have a material adverse impact on the Company's business and financial results. As of September 26, 1998 and September 25, 1999, accounts receivable from the Company's top eight customers comprised 38% and 50%, respectively, of the Company's total accounts receivable.

   Supplier Concentration--While the Company purchases products from over 1,000 different manufacturers and suppliers, approximately 61%, 71% and 73% of the Company's net sales in fiscal years 1997, 1998 and 1999, respectively, were derived from products purchased from the Company's three largest suppliers. The Company believes that approximately 46%, 54% and 55% of the Company's net sales during fiscal years 1997, 1998 and 1999, respectively, were derived from sales of products purchased from Solaris, the Company's largest supplier. As discussed in Note 1, the Solaris Agreement expired on September 30, 1999.

4. Commitments and Contingencies

   The Company has operating lease agreements principally for office and warehouse facilities and equipment. Such leases have remaining terms, inclusive of renewal options, of 1 to 8 years. Rental expense was $6,812,000, $8,502,000 and $10,177,000 for fiscal years 1997, 1998 and 1999, respectively.

   Certain facility leases have renewal options and provide for additional rent based upon increases in the Consumer Price Index.

   Aggregate minimum annual payments on noncancelable operating leases at September 25, 1999 are as follows:

     Fiscal year:                                                 (in thousands)
      2000.......................................................    $ 9,985
      2001.......................................................      8,978
      2002.......................................................      6,736
      2003.......................................................      5,086
      2004.......................................................      4,439
      Thereafter.................................................      4,194
                                                                     -------
         Total...................................................    $39,418
                                                                     =======

                        CENTRAL GARDEN DISTRIBUTION INC.

5. Income Taxes

   The provision for income taxes consists of the following:

                                                   Fiscal Year Ended
                                       -----------------------------------------
                                       September 27, September 26, September 25,
                                           1997          1998          1999
                                       ------------- ------------- -------------
                                                    (in thousands)
     Current:
       Federal........................    $7,177        $7,872        $ 6,071
       State..........................     1,367         1,506          1,194
                                          ------        ------        -------
     Total............................     8,544         9,378          7,265

     Deferred.........................       235           291         (1,644)
                                          ------        ------        -------
         Total........................    $8,779        $9,669        $ 5,621
                                          ======        ======        =======

   A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:

                                                 Fiscal Year Ended
                                     -----------------------------------------
                                     September 27, September 26, September 25,
                                         1997          1998          1999
                                     ------------- ------------- -------------
     Statutory rate.................       35%           35%           35%
     State income taxes, net of
      federal benefit...............        4             4             4
     Nondeductible expenses.........        1             1             2
                                          ---           ---           ---
     Effective tax rate.............       40%           40%           41%
                                          ===           ===           ===

   Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                       September 26, 1998   September 25, 1999
                                      -------------------- --------------------
                                      Deferred  Deferred   Deferred  Deferred
                                        Tax        Tax       Tax        Tax
                                       Assets  Liabilities  Assets  Liabilities
                                      -------- ----------- -------- -----------
                                                    (in thousands)
   Current:
     Allowance for doubtful accounts
      receivable....................   $  594               $  734
     Inventory reserves.............      751                1,369
     Prepaid expenses...............             $  (312)             $  (298)
     Nondeductible reserves.........      455                1,070
     State taxes....................
     Other..........................                             2
                                       ------    -------    ------    -------
   Current..........................    1,800       (312)    3,175       (298)
   Noncurrent:
     Depreciation and amortization..                (828)                (781)
     Joint venture income...........                (821)                (620)
     Nondeductible reserves.........      177                  177
     Other..........................                 (17)
                                       ------    -------    ------    -------
   Noncurrent.......................      177     (1,666)      177     (1,401)
                                       ------    -------    ------    -------
       Total........................   $1,977    $(1,978)   $3,352    $(1,699)
                                       ======    =======    ======    =======

                        CENTRAL GARDEN DISTRIBUTION INC.

6. Stock-Based Compensation

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net earnings and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1997. These calculations require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. To estimate the impact of the stock options granted to the Company's employees on the operating result of the Company, the expected life, volatility and interest rate of Central has been used to value the options held by employees of the Company. Had compensation costs for the Central stock options been determined based on the Black-Scholes value at the grant dates as prescribed by SFAS No. 123, the pro forma net earnings for fiscal 1997, 1998 and 1999 would have been $11,162,000, $12,326,000, and $15,674,000, respectively. The Company's calculations were made using the following weighted average assumptions: expected life of four years from date of grant; stock volatility, 64% in fiscal 1997, 59% in fiscal 1998 and 64% in fiscal 1999; risk free interest rates, 6.1% in fiscal 1997, 5.8% in fiscal 1998 and 4.6% in fiscal 1999; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur.

   However, the impact of outstanding non-vested stock options granted prior to fiscal 1996 has been excluded from the pro forma calculation; accordingly, the fiscal 1997, fiscal 1998 and fiscal 1999 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all stock options.

7. Valuation and Qualifying Accounts

   The following table summarises the activity in the Company's allowance for doubtful accounts receivable account.

                                            Additions
                                       -------------------             Balances
                            Balance at Charged to Charged               at End
                            Beginning  Costs and  to Other                of
                            of Period   Expenses  Accounts  Deductions  Period
                            ---------- ---------- --------  ---------- --------
Year ended September 27,
 1997
 Allowance for doubtful
  accounts receivable......   $3,098     $ 643      $300(1)   $1,256    $2,785
Year ended September 26,
 1998
 Allowance for doubtful
  accounts receivable......    2,785     1,152       --        2,077     1,860
Year ended September 25,
 1999
 Allowance for doubtful
  accounts receivable......    1,860     3,787       --        3,789     1,858
Six months ended March 25,
 2000 (unaudited)
 Allowance for doubtful
  accounts receivable......    1,858       496       --          255     2,099

Note: (1) Recorded on the books of company acquired

8. Transactions with Related Parties

   The Company leased certain warehouse facilities and equipment from related entities which had been controlled by a principal shareholder of the Company. Rental expense under these leases totaled $156,000 annually in fiscal years 1998, and 1997, respectively. During fiscal year 1999, the Company's principal shareholder disposed of these assets.